UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Eagle Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7815 Woodmont Avenue

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 16, 2013

TO THE SHAREHOLDERS OF EAGLE BANCORP, INC.:

The Annual Meeting of Shareholders of Eagle Bancorp, Inc. (the “Company”), will be held at:

The Bethesda Marriott Hotel

5151 Pooks Hill Road

Bethesda, Maryland 20814

on Thursday, May 16, 2013 at 10:00 A.M. EDT

for the following purposes:

1.              To elect four (4) directors to serve until the 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.              To ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ended December 31, 2013;

3.              To vote on a non-binding advisory resolution approving the compensation of our named executive officers; and

4.              To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record as of the close of business on March 21, 2013 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.

Registered shareholders may vote:

•                  By Internet: go to www.cesvote.com;

•                  By toll-free telephone: call 1 (888) 693-8683; or

•                  By mail: mark, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are not registered in your name, please see the voting instructions provided by your recordholder on how to vote your shares.  You will need additional documentation from your recordholder in order to vote in person at the meeting.

By Order of the Board of Directors

Jane E. Cornett, Corporate Secretary

April 3, 2013

7815 Woodmont Avenue

Bethesda, Maryland 20814

ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement

INTRODUCTION

This Proxy Statement is being sent to shareholders of Eagle Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders, to be held at 10:00 A.M. EDT on Thursday, May 16, 2013, and at any adjournment or postponement of the meeting.  The purposes of the meeting are:

1.              electing four (4) directors to serve until the 2014 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.              ratifying the appointment of Stegman & Company as the Company’s independent registered public accountants for the year ended December 31, 2013;

3.              voting on a non-binding advisory resolution approving the compensation of our named executive officers; and

4.              transacting any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The meeting will be held at:

The Bethesda Marriott Hotel

5151 Pooks Hill Road

Bethesda, Maryland 20814

This proxy statement and proxy card are being sent to shareholders of the Company on or about April 3, 2013. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which includes our audited financial statements, also accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 16, 2013.  A copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2012 and our Report to Shareholders is available online at http://viewproxy.com/eaglebankcorp/2013.

The cost of this proxy solicitation is being paid by the Company.  Proxies may also be solicited personally or by telephone by officers, regular employees or directors of the Company or its subsidiary, EagleBank (the “Bank”), who will not receive any special compensation for their services.  The Company has engaged Alliance Advisors, LLC (“Alliance”), a proxy solicitation firm, to assist it in connection with the distribution of materials and the solicitation of votes.  We will pay Alliance a fee of $5,000, plus reimbursement of its out-of-pocket expenses, for its services. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals.

VOTING RIGHTS AND PROXIES

Voting Rights

Only shareholders of record at the close of business on March 21, 2013, will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. On that date, the Company had 23,386,744 shares of common stock, par value $0.01 per share (the “common stock”) outstanding, held by approximately 6,378 total shareholders, including 893 shareholders of record. The common stock is the only class of the Company’s stock entitled to vote in the election of directors generally, of which shares are outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the shareholders.  Shareholders do not have the right to cumulate votes in the election of directors. The presence, in person or by proxy, of not less than a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.

Proxies

Properly executed proxies received by the Company in time to be voted at the meeting will be voted as specified by shareholders. In the absence of specific instructions, proxies received will be voted FOR the election of the nominees for election as directors, FOR the ratification of the appointment of Stegman & Company, and FOR the non-binding advisory resolution approving the compensation of our named executive officers. Management does not know of any matters that will be brought before the meeting, other than as described in this proxy statement.  If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment. Under the rules of the New York Stock Exchange applicable to its member firms, we expect that such firms will not vote shares on the election of directors or the advisory resolution on executive compensation unless they receive instructions from the beneficial owners of the shares they hold.  If you hold your shares through a bank or broker, it is extremely important that you instruct your record holder how to vote your shares.  The election of directors (even if not contested) and the non-binding advisory vote on executive compensation are not considered “routine” matters.  As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions.

The judges of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders. If a broker indicates that it does not have discretionary authority to vote any shares of common stock on a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted with respect to that matter.

Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy, by Internet, telephone or mail, in order to ensure the presence of a quorum. You may revoke your proxy at any time before it is voted at the meeting.

•                  by granting a later proxy with respect to the same shares;

•                  by sending written notice to Jane E. Cornett, Corporate Secretary of the Company, at the address noted above, at any time prior to the proxy being voted; or

•                  by voting in person at the meeting.

Attendance at the meeting will not, in itself, revoke a proxy.  If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the meeting. Your bank or broker may have an earlier deadline for submitting or changing votes. Please see the voting form provided by your bank or broker for additional information regarding the voting of your shares.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Securities Ownership of Directors, Nominees, Officers and Certain Beneficial Owners

The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, its executive officers whose compensation is disclosed in this proxy statement, and by its directors and all executive officers as a group, as of March 21, 2013. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.  Unvested shares of restricted stock are included in ownership amounts. Except as set forth below, the Company knows of no other person or persons who beneficially own in excess of five percent of the Company’s common stock. Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company.

Name	Position	Number of Shares		Percentage(1)
Directors
Leslie M. Alperstein, Ph.D.	Director of Company and Bank	66,185	(2)	0.28%
Dudley C. Dworken	Director of Company and Bank	260,293	(3)	1.11%
Harvey M. Goodman	Director of Company and Bank	135,220	(4)	0.58%
Ronald D. Paul	Chairman, President and Chief Executive Officer of Company; Chairman and Chief Executive Officer of Bank	1,797,591	(5)	7.66%
Robert P. Pincus	Director of Company and Bank	213,969	(6)	0.91%
Norman R. Pozez	Director of Company and Bank	188,624	(7)	0.81%
Donald R. Rogers	Director of Company and Bank	87,122	(8)	0.37%
Leland M. Weinstein	Director of Company and Bank	112,712	(9)	0.48%
Other Named Executive Officers
James H. Langmead	Executive Vice President, Chief Financial Officer of Company and Bank	72,612	(10)	0.31%
Thomas D. Murphy	President — Community Banking of Bank	81,163	(11)	0.35%
Susan G. Riel	Executive Vice President of Company; Senior Executive Vice President, Chief Operating Officer of Bank	144,438	(12)	0.62%
Janice L. Williams	Executive Vice President, Chief Credit Officer of Bank	60,241	(13)	0.26%
All directors and executive officers as a group (16 persons)		3,290,416	(14)	13.88%

Other 5% Shareholders
BlackRock, Inc.		1,179,598	(15)	5.04%

(1)                                 Represents percentage of 23,386,744 shares issued and outstanding as of March 21, 2013, except with respect to individuals holding options exercisable within 60 days of that date, in which event, represents percentage of shares issued and outstanding plus the number of shares for which that person holds options exercisable within 60 days of March 21, 2013, and except with respect to all directors and executive officers of the Company as a group, in which case represents percentage of shares issued and outstanding plus the number of shares for which those persons hold such options. Certain shares beneficially owned by the Company’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.

(2)                                 Includes options to purchase 743 shares of common stock.

(3)                                 Includes 67,692 shares held in a trust of which Mr. Dworken is beneficiary, 26,369 shares held jointly, 30,996 shares held in pension or retirement accounts, 79,902 shares held by relatives sharing the same household by his spouse and 16,560 shares held by or in trust for the benefit of a member of his family.

(4)                                 Includes shares held jointly with Mr. Goodman’s spouse, 16,168 shares held by or in trust for members of his family, 5,380 shares held in profit or retirement accounts for his benefit, 1,900 shares held by an estate over which Mr. Goodman has voting power.

(5)                                 Includes options to purchase 90,070 shares of common stock and 281,126 shares held in trust for his children. An aggregate of 186,445 shares are pledged as collateral. Includes 16,951 shares held by a charitable foundation over which Mr. Paul shares voting and investment power. Includes 236,512 shares held by third party trustees in trust for the benefit of family members of Mr. Paul, as to which he disclaims beneficial ownership. Does not include 138,683 shares of common stock contributed to Charitable Lead Annuity Trusts in which Mr. Paul has a residual interest, but as to which he does not have or share voting or dispositive power. Mr. Paul’s business address is c/o Ronald D. Paul Companies, Inc. 4416 East West Highway, Bethesda, Maryland 20814.

(6)                                 Includes options to purchase 82,605 shares of common stock, 2,068 shares held by his spouse and 9,129 shares held by a family LLC. Includes 10,000 shares held by a trust for the benefit of Mr. Pincus’ son.

(7)                                 Includes 50,000 shares held by pension or retirement plans and 130,000 shares held by a company controlled by Mr. Pozez.

(8)                                 Includes options to purchase 743 shares of common stock, 22,308 shares held for the benefit of his children and 26,865 shares held for the benefit of his spouse.

(9)                                 Includes options to purchase 743 shares of common stock.

(10)                          Includes options to purchase 30,955 shares of common stock.

(11)                          Includes options to purchase 21,215 shares of common stock.

(12)                          Includes options to purchase 54,801 shares of common stock.

(13)                          Includes options to purchase 24,998 shares of common stock.

(14)                          Includes options to purchase 320,041 shares of common stock.

(15)                          Based on beneficial ownership reported in a Schedule 13G filed on February 8, 2013, and shares outstanding as of March 21, 2013. BlackRock Inc.’s address is 55 East 52nd Street, New York, New York 10055.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Board of Directors has nominated four (4) persons for election as Class A directors at the meeting, for a one-year period until the 2014 Annual Meeting of Shareholders and until their successors have been elected and qualified.

In connection with the 2012 Annual Meeting of Shareholders, the Board of Directors classified the directors into two classes, the terms of one of which would expire each year.  Following the 2012 meeting and consideration of input from shareholders, the Board of Directors reconsidered the decision to classify the Board of Directors, and adopted an amended bylaw which would return to elections of directors for one year terms commencing with this meeting, and to annual election of the entire Board of Directors commencing with the Annual Meeting of Shareholders to be held in 2014.

Unless authority is withheld, all proxies in response to this solicitation will be voted for the election of the nominees listed below. Each of the nominees for election as a director currently serves as a member of the Board of Directors. Each nominee has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the persons named as proxies. The Board of Directors has determined that each director and nominee for election as director, other than Mr. Paul, is an “independent director” as that term is defined in Rule 5605(a)(2) of The NASDAQ Stock Market (“NASDAQ”). In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, the arrangements which are disclosed under “Certain Relationships and Related Transactions” in this proxy statement, and the compensation arrangements described under “- Director Compensation.”

Set forth below is certain information concerning the nominees for election as Class A directors.  Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees also serves as a director of the Bank.  Except as noted below, each nominee has served as a director of the Company since its organization.

Leslie M. Alperstein, Ph.D. Mr. Alperstein, 70, has been President of Washington Analysis LLC and its predecessor firm, Washington Analysis Corp., a leading governmental policy investment research group in Washington, DC, since its inception in 1973.  He has served as Executive Managing Director and Director of Research of HSBC Securities, Inc., Director of Economic and Investment Research for NatWest Securities, Prudential Securities, Shields Model Roland, Inc. and Legg Mason & Co. His professional memberships include the National Association of Business Economists, the National Economists Club, and the CFA Society of Washington. Mr. Alperstein was appointed to the Board of Directors in September 2003, and has served as a director of the Bank since 2009.  Mr. Alperstein’s knowledge and experience in the fields of economics and investment management make him uniquely qualified for the Board. His contributions are important in the areas of asset-liability management, investment policy and other strategic issues.

Robert P. Pincus.  Mr. Pincus, 66, serves as Vice Chairman of the Board of Directors of the Company and the Bank. Prior to joining the Company in August 2008 upon the acquisition of Fidelity & Trust Financial Corporation (“Fidelity”), Mr. Pincus served as Chairman of its wholly owned subsidiary, Fidelity & Trust Bank (“F&T Bank”) from 2005.  He presently serves as Chairman of the Board of Blackstreet Capital Partners, L.P. I and Blackstreet Capital Partners, L.P. II. He previously served as Chairman of Milestone Merchant Partners, LLC. He was Chairman of the Board of BB&T, DC Metro Region, and was Regional President from 1998 to 2002.  From 1991 to 1998, Mr. Pincus was President and Chief Executive Officer of Franklin National Bank of Washington, DC.  From 1986 to 1991, Mr. Pincus was the regional president of the DC metropolitan region of Sovran Bank.  From 1971 to 1986, Mr. Pincus was with DC National Bancorp, Inc., where he eventually rose to be President and Chief Executive Officer, prior to its merger with Sovran Bank.  Mr. Pincus is a Trustee of the University of Maryland Foundation, Inc. and is a member of the board of directors of Comstock Homebuilding Companies, Inc., and until 2007 was a director of Mills Corp.  Mr. Pincus brings to the Board a wealth of experience in the worlds of commercial and investment banking. He has previously served as CEO of two different community banks and as a senior executive for major regional banks. He has a strong background in many facets of the financial services industry, as well as the real estate and homebuilding industries and mergers and acquisitions. He has prior experience at both the Board and Audit Committee level with other public companies.

Donald R. Rogers.  Mr. Rogers, 67, has been engaged in the private practice of law since 1972 with the Rockville, Maryland based firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A., of which he is a partner.  Mr. Rogers was a director of F&M Bank - Allegiance and its predecessor, Allegiance Bank, N.A. (collectively “Allegiance”) from 1987 until October 1997.  Mr. Rogers has served as a director of the Company since 2007 and of the Bank since its organization.  Mr. Rogers has vast business knowledge and experience gained through his position as a senior partner and chair of the commercial business practice for the largest law firm in Montgomery County, Maryland. He has served as adviser to hundreds of privately owned businesses. He has extensive knowledge of the Company through his service on the Company’s and Bank’s Boards. For the past six years he has been Chairman of the EagleBank Foundation, which has raised more than $1 million for the fight against breast cancer. In addition Mr. Rogers continues to serve as a member of the Board of Directors of a number of privately held companies.

Leland M. Weinstein.  Mr. Weinstein, 50, has served as President of Syscom Services, Inc., a technology consulting and integration firm, since 1997. Previously, he spent thirteen years with Automated Digital Systems, an integrator of duplication and fax technologies, where he rose to president and owner of the company, which he sold to Alco Standard Corporation, which became Ikon Office Solutions. Mr. Weinstein has been appointed to advisory councils for Xerox, Intel/Dialogic, Sharp Electronics, Opentext/Rightfax, Autonomy/Cardiff, Murata Business Systems, Brooktrout Technologies, Panasonic Electronics and was Chairman of the technology council of the American Society of Association Executives.  He was formerly a member of the Board of Governors of the University of Maryland Alumni Association and is involved in numerous charities. Mr. Weinstein has served as a director of the Company since 2005 and of the Bank since 1998. Mr. Weinstein has vast business knowledge and experience gained through his position as President of a successful technology based enterprise. His expertise in regards to technology issues is valuable as it relates to the Company’s business development and operating strategies. He has extensive knowledge of the Company through his service at the Board and committee level.

Vote Required and Board Recommendation.  Nominees receiving a plurality of the votes cast at the meeting in the election of directors will be elected as Class A directors, in the order of the number of votes received. The Board of Directors recommends that shareholders vote FOR each of the nominees for election as Class A directors.

Continuing Directors

Set forth below is certain information concerning the directors whose term does not expire at the meeting. Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years. Each of the nominees also serves as a director of the Bank.  Except as noted below, each nominee has served as a director of the Company since its organization.

Dudley C. Dworken.  Mr. Dworken, 63, is a private investor and real estate developer. Mr. Dworken was the owner of Curtis Chevrolet, an automobile dealership in Washington, DC.  Mr. Dworken was a Director of Allegiance from 1987 until October 1997, and a director of Allegiance Banc Corporation from 1988 until its acquisition by F&M

National Corporation, which was subsequently acquired by BB&T Corporation (“F&M”).  Mr. Dworken is an active member of numerous community, business, charitable and educational institutions in the Washington, DC/Montgomery County area. Mr. Dworken has served as a director of the Company and Bank since 1999.  In addition to his many years of service on the boards of banking institutions, Mr. Dworken brings entrepreneurial business knowledge and experience to the Board through his ownership and operation of one of the largest automobile dealerships in Washington, DC. He is Chairman of the Washington Area and the Philadelphia Area and Eastern Pennsylvania Better Business Bureaus, and former Trustee of the Washington Area New Automobile Dealers Association.  He has intimate knowledge of the Company through his experience as Chairman of the Company’s Audit Committee.

Harvey M. Goodman.  Mr. Goodman, 57, has been with The Goodman, Gable, Gould Company, the Maryland based public insurance adjusting firm where he serves as President, since 1977.  He is a director and past president of the National Association of Public Insurance Adjusters, and is a principal, and formerly a director, of Adjusters International, a national public adjusting firm.  Mr. Goodman has served as a director of the Company since 2007, and of the Bank since its organization. Mr. Goodman brings both entrepreneurial experience and a wealth of knowledge of the financial services industry, with a specialty in insurance. He possesses valuable expertise in the areas of risk management and compliance. He has expertise in corporate governance through his board service to organizations in the insurance industry.

Ronald D. Paul.  Mr. Paul, 57, is President, Chief Executive Officer and Chairman of the Board of Directors of the Company.  He has served as Chairman since May 2008, and prior to that time was Vice Chairman and Chief Executive Officer since the organization of the Company.  He also has served as Chairman of the Board of Directors of the Bank since its organization.  Since June 2006, he has served as Chief Executive Officer of the Bank, and he served as Interim President of the Bank from November 3, 2003 until January 26, 2004.  Mr. Paul is President of RDP Management, Inc., which is engaged in the business of real estate investment and management. He is active in private investments, including as Chairman of Bethesda Investments, Inc., a private venture capital fund.  Mr. Paul was a director of Allegiance from 1990 until September 1997, and a director of Allegiance Banc Corporation from 1990 until its acquisition by F&M, including serving as Vice Chairman of the Board of Directors from 1995.  Mr. Paul is also active in various charitable organizations, including serving as Vice Chairman of the Board of Directors of the National Kidney Foundation from 1996 to 1997, and its Chairman from 2002 to 2003.  Mr. Paul’s qualifications for the Board include his entrepreneurial, management and real estate expertise developed through his operation of a significant real estate and property management company in the Washington metropolitan area. Mr. Paul also has significant experience in corporate governance issues from his prior board service with other public companies and major non-profit organizations. He has extensive knowledge of the Company due to his service in Board and management positions since the inception of the Company.

Norman R. Pozez. Mr. Pozez, 58, is the Chairman and Chief Executive Officer of The Uniwest Companies, Uniwest Construction, Inc., and Uniwest Commercial Realty, Inc., and of Ridemakerz, LLC.  Mr. Pozez has been in the real estate development field for over thirty years. Previously, Mr. Pozez was Chief Operating Officer of The Hair Cuttery of Falls Church, Virginia and is currently on the firm’s Board of Advisors. Mr. Pozez has also served as a Regional Director of Real Estate and Construction for Payless ShoeSource.  During his tenure at Payless and for some years thereafter, Mr. Pozez served on the Board of Directors of Bookstop, Inc., which was sold to Barnes and Noble in 1989.  Mr. Pozez is a licensed Real Estate Broker in Washington, DC, Maryland and Virginia.  Since 1979, Mr. Pozez has been an active member of the International Council of Shopping Centers and is a Board member of a number of not-for-profit organizations serving community needs in and around the Washington, DC metropolitan area.  Mr. Pozez served as Chairman of the Board of Fidelity from April 2004 until February 2005, and as a director of Fidelity from September 2007 until August 2008, at which time Fidelity was acquired by the Company and Mr. Pozez became a director of the Company and Bank. In 2011, Mr. Pozez joined the Board of Advisors of Clenispire, LLC, a startup, virtual law firm.  Mr. Pozez qualifications for Board service include 30 years of management experience at both regional and national companies such as the Hair Cuttery and Payless ShoeSource. His experience in company operations and real estate are very beneficial in light of the Company’s business objectives. He has experience in corporate governance through his prior board service with other companies and non-profit organizations.

Election of Directors of the Bank

If elected, the nominees for election as directors intend to vote for each of the nominees and the following persons to serve as directors of the Bank. Each of the following persons currently serves as a director of the Bank.

Steven L. Fanaroff.  Mr. Fanaroff, 53, has served as Managing Director of Fanaroff & Steppa, LLC a real estate holding company, since 2005.  He also serves as Managing Director of Bedrock, LLC, an asset management company. Mr. Fanaroff served on the Board of Directors of Allegiance from 1990 until 1997. Mr. Fanaroff has served as a director of the Bank since its organization.

Benson Klein.  Mr. Klein, 68, has been an attorney in Montgomery County since 1970, and a principal with Ward & Klein, Chartered, since 1978.  Mr. Klein is also engaged in real estate investment activities in Montgomery County.  He served as a director of Allegiance from 1996 to 1997 and previously served as a director of Lincoln National Bank.  Mr. Klein is currently, and has been, a member of a variety of community, business and charitable institutions in the Washington, DC/Montgomery County area.  Mr. Klein has served as a director of the Bank since its organization.

Susan Lacz.  Ms. Lacz, 52, is a Principal and is Chief Executive Officer of Ridgewells Caterers.  She joined the company in 1986 and purchased it with her business partners in 1997. Active in the community, Ms. Lacz serves on the Board of Directors of the Washington Board of Trade and the Girl Scout Council of the Nation’s Capital, The Board of Trustees and Executive Committee of Imagination Stage, and the Board of Visitors and Executive Committee of Marymount University. Prior to joining the Board of Directors of the Bank in August of 2008, Ms. Lacz served as a director of F&T Bank from 2005 to 2008.

Bruce H. Lee. Mr. Lee, 48, is President of Development for Lee Development Group, a closely held family real estate business founded in 1920 and based in downtown Silver Spring. He is principal broker of record for Montgomery Land Company, LLC, which specializes in commercial sales, leasing, and property management and the general partner of Montgomery 1936 Land Company LLC and General Manager of Acorn Self Storage.  Mr. Lee was the charter president of the Greater Silver Spring Chamber in 1993.  Mr. Lee currently serves as Co-Chair of the ICSC Alliance Committee and as a board member of Capital Charities, Inc.  Mr. Lee was an elected Council member and Chairman of the Township of Chevy Chase View, Maryland.  Mr. Lee has served as a director of the Bank since 2000.

Benjamin N. Soto.  Mr. Soto, 44 is an attorney practicing in the areas of real estate transactions and bankruptcy. He is the principal of Premium Title and Escrow, LLC, a Washington, DC based full service title company. In addition he is the owner of Paramount Development, LLC, which is focused on the acquisition and ground up development of commercial buildings and hotels in Washington, DC. He frequently lectures to members of the DC Bar, is a former board member of the National Bar Association, and of the DC Sports and Entertainment Commission, and a former Vice-Chair of the DC Board of Real Property Assessment and Appeals.  Mr. Soto is a member of the DC Builders Industry Association, the Maryland Land Title Association, and the DC Chamber of Commerce. He is also a Director of the DC Land Title Association and the DC Public Education Fund.  Mr. Soto has served as a director of the Bank since 2006.

James A. Soltesz.  Mr. Soltesz, 58, has served as Chief Executive Officer of Loiederman Soltesz Associates, Inc., a land development engineering and consulting firm since 1997.  Mr. Soltesz serves on the Board of Trustees of Georgetown Preparatory School, Mater Dei School, as a Life Director of the Maryland-National Capital Area Building Industry Association, and Catholic Charities Foundation.  His firm includes 280 people located in six offices throughout the metropolitan area of Washington, DC.  Mr. Soltesz has served as a director of the Bank since 2007.

Committees, Meetings and Procedures of the Board of Directors

Meetings.  The Board of Directors of the Company met nine (9) times during 2012.  All members of the Board of Directors of the Company attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during the 2012 fiscal year or any portion thereof.

Audit Committee. The Board of Directors has a standing Audit Committee. The Audit Committee is responsible for the selection, review and oversight of the Company’s independent registered public accounting firm, occasionally referred to as the “independent accountants,” the approval of all audit, review and attest services provided by the independent accountants, the integrity of the Company’s reporting practices and evaluation of the Company’s internal controls and accounting procedures, including review and approval of quarterly and annual filings with the Securities and Exchange Commission on Forms 10-Q and 10-K and internal audit departments plans and reports.  It also periodically reviews audit reports with the Company’s independent accountants. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com. The Audit Committee of the Company is currently comprised of Mr. Dworken, the Chairman, and Messrs. Alperstein, Pincus, Pozez and Weinstein. Each of the members of the Audit Committee is independent, as determined under the definition of independence adopted by NASDAQ for audit committee members in Rule 5605(c)(2)(A). During the 2012 fiscal year, the Audit Committee of the Company met five (5) times.  The Board of Directors has determined that Mr. Alperstein is an “audit committee financial expert” as defined under regulations of the Securities and Exchange Commission.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by its independent accountants.  Non-audit services are only provided by the independent auditors to the extent permitted by law.  Pre-approval is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent accountants during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved by one or more members of the committee to whom authority to grant such approval has been delegated by the committee prior to the commencement of the non-audit services.

Governance & Nominating Committee.  The Board of Directors has a standing Governance & Nominating Committee, consisting of three members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 5605(a)(2). The Governance & Nominating Committee is currently comprised of Mr. Pozez, the Chairman, and Messrs. Pincus and Weinstein. The Governance & Nominating Committee is responsible for the evaluation of nominees for election as director, the recommendation to the Board of Directors of director candidates for nomination for election by the shareholders and evaluation of sitting directors. The Board of Directors has adopted a charter for the Governance & Nominating Committee addressing the nominations process. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com. During the 2012 fiscal year, the Governance and Nominating Committee met four (4) times.

The Board has not developed a formal policy for the identification or evaluation of nominees.  In general, when the Board determines that expansion of the Board or replacement of a director is necessary or appropriate, the nominating committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The Governance & Nominating Committee would review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, and membership or influence in a particular geographic or business target market, or other relevant business experience. The Board of Directors and the Governance & Nominating Committee have not established a specific diversity component in their consideration of candidates for director. To date the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential director candidates.

The Governance & Nominating Committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors, on the same basis as candidates proposed by the committee, the Board or other sources.  Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Secretary and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected.  Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

Compensation Committee.  The Board of Directors of the Company has a Compensation Committee (the “Compensation Committee”), consisting of all of the members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 5605(a)(2), with Mr. Rogers serving as Chairman. The other members are Messrs. Alperstein, Dworken, Goodman, Pincus, Pozez and Weinstein. The Compensation Committee has the sole responsibility for determining executive compensation, including that of the named executive officers. The Compensation Committee makes determinations with respect to salary levels, bonus compensation and equity compensation awards for executive officers. The Board of Directors has adopted a charter for the Compensation Committee. A copy of the charter is available on the Company’s website at www.eaglebankcorp.com. During the 2012 fiscal year, the Compensation Committee met four (4) times. The Company is reviewing the impact of recent changes in the independence requirements for Compensation Committee membership under the listing standards of NASDAQ, and anticipates compliance with such rules when they become effective.

During 2012, the Compensation Committee retained and worked with ChaseCompGroup, LLC (the “ChaseCompGroup”), an executive compensation and benefits consulting firm of national scope and reputation, to assist the Company in evaluating executive compensation levels and the form of executive compensation, and in connection with determining compensation levels for 2012 and 2013.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee has served as an officer or employee of the Company or Bank at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors.  None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee. Except for loans and deposit transactions in the ordinary course of business made on substantially the same terms, including interest rates and collateral, as those for comparable transactions with unaffiliated parties, and not presenting more than the normal risk of collectability or other unfavorable features, and except for transactions described under “Election of Directors - Director Compensation” and “Executive Compensation - Certain Relationships and Related Transactions,” no member of the Compensation Committee or any of their related interests has any material interest in any transaction involving more than $120,000 to which the Company is a party.

Board Leadership Structure and Risk Oversight Role.  The role of Chairman of the Board of Directors and Chief Executive Officer of the Company are currently held by the same person, Mr. Paul. The foregoing structure is not mandated by any provision of law or our articles of incorporation or bylaws. The Board of Directors reserves the right to establish a different structure in the future.  The Board of Directors currently believes that this structure is the most appropriate leadership structure for the Company. Under the Company’s bylaws, the official role and power of the Chairman is limited, and is related largely to the conduct of meetings of the Board of Directors and shareholders. The Board of Directors believes that the Chief Executive Officer is in the best position to be aware of major issues facing the Company on a day-to-day and long-term basis, and is in the best position to identify key risks and developments facing the Company that may need to be brought to the full Board’s attention. Further, a combined Chairman/Chief Executive Officer position eliminates the potential for confusion as to who leads the Company, providing the Company with a single public “face” in dealing with shareholders, employees, regulators, analysts and other constituencies.  To date, this structure has worked successfully for the Company.  The Board of Directors does not have a designated “lead director.” However, members of the Board of Directors are active in their oversight of management.

The Board of Directors of the Company, all of the members of which are also members of the Board of Directors of the Bank, is actively involved in the Company’s and Bank’s risk oversight activities. These directors, as well as the directors of the Bank, working through numerous committees of the Company and Bank, review and approve the policies of the Company and Bank. The Boards of Directors regularly review the minutes and other reports from the various Board committees.

Shareholder Communications. Company shareholders who wish to communicate with the Board of Directors or an individual director can write to Eagle Bancorp, Inc., 7815 Woodmont Avenue, Bethesda, Maryland 20814, Attention: Jane E. Cornett, Corporate Secretary. Your letter should indicate that you are a shareholder, and whether you own your shares as a registered holder or in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be available to all directors.

Director Attendance at the Annual Meeting. The Board of Directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. All of the Company’s nine directors in office at the time attended the 2012 annual meeting of shareholders.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1)                                 reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K;

(2)                                 discussed with Stegman & Company, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3)                                 has received the written disclosures and letter from Stegman & Company as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Stegman & Company, its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.  The Audit Committee has also considered whether the amount and nature of non-audit services provided by Stegman & Company is compatible with the auditor’s independence.

Members of the Audit Committee

Dudley C. Dworken, Chairman
Leslie M. Alperstein	Norman R. Pozez
Robert P. Pincus	Leland M. Weinstein

Director Compensation

The following table sets forth information regarding compensation paid to non-employee directors of the Company during the year ended December 31, 2012 for service as members of the Company and Bank Boards of Directors.  Members of the Board of Directors who are employees do not receive additional cash compensation for service on the Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)(3)	All Other Compensation		Total
Leslie M. Alperstein, Ph.D.	$48,000	$53,856	$—	$—		$101,856
Dudley C. Dworken	$112,000	$53,856	$—	$—		$165,856
Harvey M. Goodman	$46,750	$53,856	$—	$—		$100,606
Robert P. Pincus	$560,000	$235,620	$—	$40,000	(4)	$835,620
Norman R. Pozez	$44,750	$53,856	$—	$—		$98,606
Donald R. Rogers	$42,000	$53,856	$—	$—		$95,856
Leland M. Weinstein	$69,750	$53,856	$—	$—		$123,606

(1)         Represents the grant date fair value of shares of restricted stock awarded during 2012. At December 31, 2012, the non-employee directors had unvested shares of restricted common stock as follows: Mr. Alperstein — 2,560 shares; Mr. Dworken — 2,560 shares; Mr. Goodman — 2,560 shares; Mr. Pincus — 29,200 shares; Mr. Pozez — 2,560 shares; Mr. Rogers — 2,560 shares and Mr. Weinstein — 2,560 shares.

(2)         Represents the grant date fair value of option awards received during 2012.  Please refer to note 13 to the Company’s Consolidated Financial Statements for the year ended December 31, 2012 for a discussion of the assumptions used in calculating the grant date fair value.

(3)         At December 31, 2012, the non-employee directors had outstanding option awards, vested and unvested, to purchase shares of common stock as follows: Mr. Alperstein — 743 shares; Mr. Dworken — 0 shares; Mr. Goodman — 0 shares; Mr. Pincus — 93,405 shares; Mr. Pozez — 0 shares; Mr. Rogers — 743 shares and Mr. Weinstein — 743 shares.

(4)         Represents a life insurance allowance of $10,000 and $30,000 of payments to defer the cost of health insurance and auto expenses.

During 2012 each non-employee director of the Company, other than Mr. Pincus, received an annual retainer of $10,000 in cash ($15,000 if a member of both the Company and Bank Board of Directors), plus a cash fee of $1,500 for each meeting attended of the Board of Directors of the Company or a committee of the Company Board, and a cash fee of $750 for each meeting attended of the Board of Directors of the Bank or a committee of the Board of the Bank. The chairs of the Audit and Compensation Committees received an additional retainer of $15,000 per year and per meeting fees of $3,000. The chair of the Governance and Nominating Committee received an additional retainer of $5,000 per year and per meeting fees of $2,000. The per meeting fees payable to chairs of certain Bank level committees ranged from $1,000 to $2,500 in 2012. In 2012, an aggregate of $363,250 in cash retainers and meeting fees were paid to members of the Board of Directors of the Company (other than Mr. Paul and Mr. Pincus) for service on the Board of Directors of the Company and Bank, and $192,500 in cash retainers and meeting fees was paid to members of only the Board of Directors of the Bank for such service.  In February 2012, each non-employee director of the Company other than Mr. Pincus was awarded 3,200 shares of restricted stock, vesting in five installments over a four year period, and each non-employee director serving only on the Bank Board of Directors received an award of 700 shares of restricted stock with the same vesting schedule.

For 2013, director cash compensation was unchanged, other than a decrease in the per meeting fee of one Bank level committee from $2,500 to $1,500.  In February 2013, each non-employee director of the Company other than Mr. Pincus was awarded 3,200 shares of restricted stock, vesting in four annual installments commencing on the first anniversary of the date of grant, and each non-employee director serving only on the Bank Board of Directors received an award of 700 shares of restricted stock with the same vesting schedule.

In connection with the acquisition of Fidelity, Mr. Pincus and the Bank entered into an agreement pursuant to which he is retained to serve as Vice Chairman of the Board of Directors of the Company and Bank. Under that agreement, Mr. Pincus receives an annual payment, $400,000 during 2012, and currently $440,000, subject to annual increase to reflect, at a minimum, the increase in the consumer price index, in lieu of all other cash fees for service on the Board of Directors. Mr. Pincus is also eligible to receive incentive bonuses pursuant to Board approved plans, and $40,000 of reimbursements. The agreement has a term extending until August 31, 2013, subject to automatic renewal for a one year term unless either party gives 60 days notice of nonrenewal. In the event of early termination of the agreement by the Bank without cause, or as a result of Mr. Pincus’ death or disability, or as a result of nonrenewal by the Bank, Mr. Pincus (or his estate) would be entitled to receive continued payment of retainer compensation and car allowance for one year, subject to his continued compliance with the confidentiality, noncompete and nonsolicitation provisions of the agreement. The agreement provides that during the term and for a period of eighteen months after termination, Mr. Pincus will not in any capacity: (i) render any services to a bank or financial services business, including but not limited to any consumer savings, commercial banking, insurance or trust business, or a savings and loan or mortgage business, or other business in which the Bank has invested significant resources in anticipation of commencing, or to any person or entity that is attempting to form such a business if it operates any office, branch or other facility that is (or is proposed to be) located within a thirty-five mile radius of the location of any branch of the Company or Bank or their affiliates; or (ii) induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company or Bank or their affiliates, to discontinue, terminate or reduce the extent of their relationship with such entity or to solicit any such customer for any competitive product or service, or otherwise solicit any customer or employee of the Company, or the Bank.

Under the agreement, in the event that: (i) Mr. Pincus is terminated without cause after a change in control; (ii) his title, duties or position are materially reduced within twelve months after a change in control, without his consent, such that he would not have materially comparable compensation benefits and responsibilities, and not have his primary worksite moved more than twenty five miles, and such change is not cured within thirty days of notice of termination; or (iii) he voluntarily terminates the agreement within the thirty day period following twelve months after a change in control, Mr. Pincus would be entitled to receive a lump sum payment equal to 2.99 times his highest rate of base compensation in effect within the twelve months prior to termination, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as a ‘‘parachute payment.’’  If Mr. Pincus were entitled to receive the termination benefits as of December 31, 2012, he would receive approximately $1,196,000.  Additionally, unvested options and shares of restricted stock having an inherent value of $1,014,476 would vest.

The Company does not maintain any discretionary bonus or non-equity incentive plans or compensation programs, deferred compensation, defined contribution or defined benefit retirement plans, for non-employee directors, or in which such directors may participate.

Executive Officers Who Are Not Directors

Set forth below is certain information regarding persons who are executive officers of the Company or the Bank and who are not directors of the Company.  Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Laurence E. Bensignor.  Mr. Bensignor, 56, Executive Vice President and General Counsel of the Company and Bank, joined the Company in April 2010 after 29 years in the legal and real estate industries in the Washington, DC area. From February 2009 until joining the Company, he was a principal in CastleGate Partners, LLC, a real estate investment firm.  Previously, from 1999 through 2008, Mr. Bensignor served as Trustee of the Van Metre Family Trusts, the controlling owner of a private, multifaceted real estate organization. Previously, he was a partner and chaired the real estate practice group in the Washington, DC office of the national law firm of Arter & Hadden and formerly was a partner in the Washington, DC law firm of Melrod, Redman & Gartlan. Mr. Bensignor is a Fellow of the American College of Real Estate Lawyers.

Michael T. Flynn.  Mr. Flynn, 65, has served as Executive Vice President and Chief Operating Officer of the Company since June 2006, previously served as President - District of Columbia Division of the Bank, from June 2006 until August 2008, and was President of the Bank from January 2004 until June 2006.  Mr. Flynn has over 39 years experience in the banking industry in the Washington, DC and Maryland region. Prior to joining EagleBank in January 2004, he was the Washington region executive for Mercantile Bankshares Corporation from April 2003. He previously was the Director of Strategic Planning for Allfirst Financial, Inc., and prior to that held several executive level positions for Bank of America and predecessor companies. He has been involved in community affairs throughout his career, particularly educational groups including the American Institute of Banking and the Corcoran College of Art & Design.

Virginia Navas Heine. Ms. Heine, 53, joined the Bank in November, 2011 as Executive Vice President and Chief Lending Officer - Commercial and Industrial. Ms. Heine has over thirty years of experience in banking in the metropolitan Washington, DC area. Before joining EagleBank, Ms. Heine was Senior Vice President and Senior Lender at TD Bank from September 2010 to October 2011. Previously, she was Senior Vice President and Regional Corporate Banking Manager with BB&T Bank from May 2007 to September 2010, and Senior Vice President and Regional Manager with Mellon Bank (which was acquired by Citizens Bank) from 1993-2007. Ms. Heine also has held positions with Maryland National Bank and The Riggs National Bank of Washington, D.C.

James H. Langmead, CPA. Mr. Langmead, 63, Executive Vice President and Chief Financial Officer of the Company since January 2007, and Executive Vice President and Chief Financial Officer of the Bank since January 2005, previously served as Chief Financial Officer of Sandy Spring Bank and Sandy Spring Bancorp, Inc. Mr. Langmead, a Certified Public Accountant, served in various financial and senior management roles with Sandy Spring Bank from 1992 through 2004. Prior to that time, Mr. Langmead was Chief Financial Officer and managed the Finance Group at the Bank of Baltimore and Baltimore Bancorp. He has over 42 years experience in the commercial banking industry.

Antonio F. Marquez. Mr. Marquez, 54, Executive Vice President and Chief Commercial Real Estate Lending Officer, joined the Company in August 2011. Mr. Marquez has 28 years experience in the banking industry. Prior to joining EagleBank, he established the real estate lending franchise for HSBC for the Washington, DC market. Earlier he was the head of Commercial Real Estate lending at Chevy Chase Bank from 1997 to 2005 and previously held various lending positions at the Riggs National Bank in Washington, DC after starting his career at the Chase Manhattan Bank in New York.

Thomas D. Murphy.  Mr. Murphy, 65, is currently President - Community Banking of the Bank, and previously served as President - Montgomery County Division of the Bank, from June 2006 through September 2009, and as Executive Vice President - Chief Operating Officer of the Bank. He served at Allegiance from September 1994, including as Executive Vice President and Chief Operating Officer from December 1995 until November 1997.  Prior to his service at Allegiance, he served in the same position at First Montgomery Bank from August 1991 until its acquisition by Sandy Spring National Bank of Maryland in December 1993, and he served as a Vice President of that organization until September 1994. Mr. Murphy has 37 years experience in the commercial banking industry. Active in community affairs, he is past president of the Bethesda-Chevy Chase Chamber of Commerce.

Susan G. Riel.  Ms. Riel, 63, is currently Senior Executive Vice President - Chief Operating Officer of the Bank, and Executive Vice President of the Company. She was formerly Executive Vice President - Chief Operating Officer of the Bank and Chief Administrative Officer, and previously served as Executive Vice President - Chief Operating Officer of Columbia First Bank, FSB from 1989 until that institution’s acquisition by First Union Bancorp in 1995.  Ms. Riel has over 33 years of experience in the commercial banking industry.  Ms. Riel has been with the Company since its inception in 1997.

Janice L. Williams.  Ms. Williams, 56, Executive Vice President and Chief Credit Officer of the Bank, has served with the Bank as Credit Officer, Senior Credit Officer, and Chief Credit Officer since 2003.  Prior to employment with the Bank, Ms. Williams served with Capital Bank, Sequoia Bank, and American Security Bank. Additionally, Ms. Williams, a graduate of Georgetown University Law Center and a Member of the Maryland Bar, was previously employed in the private practice of law in Maryland.

EXECUTIVE COMPENSATION

Compensation Disclosure and Analysis

The Company is committed to responsible compensation practices and strives to balance sound risk management and the need to compensate its employees competitively for proven performance.  Later in this proxy statement under the heading “Executive Compensation Tables” you will find a series of tables containing specific information about the compensation earned by or paid in 2012 to Mr. Paul, the Chief Executive Officer of the

Company, Mr. Langmead, the Chief Financial Officer, and the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2012, referred to as our “named executive officers” or “named executives.”

Compensation Objectives.  The primary objective of the Board of Directors with respect to executive compensation is to effectively implement a pay for performance strategy.  We seek to tie annual and long-term compensation of our executive officers to the achievement of measurable Company and individual performance objectives, thereby aligning the named executive’s incentive with maintaining and increasing shareholder value.  We put a significant portion of our named executive officers’ overall compensation at risk. Potentially 50% to 100% of total direct compensation in excess of base salary (at target performance levels) is intended to be in the form of annual and long-term incentives that must be earned by executives each year. We utilize a combination of cash and equity compensation in order to focus executives on both annual and longer term performance, both financial and in terms of running a safe and sound organization.  We also recognize that ours is a highly competitive market for executive officers, and that we compete for personnel against local community banks and against national, regional and local institutions that operate in the entire metropolitan Washington, DC area, and in surrounding markets.

Compensation Philosophy.  Our compensation philosophy is to reward our executives with total compensation at or above market commensurate with our performance.  Our goal is to provide meaningful incentives through pay for performance programs that pay at the 75th percentile or higher when performance expectations are exceeded.  Participating in the Capital Purchase Program under the Troubled Asset Relief Program (the “TARP program”) from December 2008 through July 2011 limited our compensation mix.  Now, that we have exited the TARP program, we are returning to a balanced mix of compensation where more emphasis is placed on cash bonuses and equity awards that must be earned.

The Role of the Compensation Committee.  The Company’s Compensation Committee (in this discussion, the “Committee”) serves the full Board of Directors by providing oversight and guidance with respect to compensation policies and practices.  Also, the Committee provides oversight to management so that we create and maintain competitive programs which attract, develop, motivate, reward and retain executives committed to superior performance and the highest professional and ethical standards.  The Committee seeks to ensure that personnel and compensation policies support our strategic mission and comply with all applicable legal and regulatory requirements.  They also review and consider the results of shareholder advisory votes on executive compensation and respond appropriately.

The Role of Consultants.  The Compensation Committee engaged the services of ChaseCompGroup, LLC. as its independent advisor on matters of executive and board compensation (the “Engagement”) in respect of and during the year ended December 31, 2012.  ChaseCompGroup reports directly to the Committee and provides no other remunerated services to the Company or any of its affiliates.  The Company has affirmatively determined that no conflicts of interest exist between the Company and ChaseCompGroup or any individuals working on the Company’s account on ChaseCompGroup’s behalf.  In reaching such determination, the Company considered the following enumerated factors, all of which were attested to or affirmed by ChaseCompGroup:

•                  During 2012, ChaseCompGroup provided no services to and received no fees from the Company other than in connection with the Engagement;

•                  The amount of fees paid or payable by the Company to ChaseCompGroup in respect of the Engagement represented is less than $40,000 for the 12 month period ended December 31, 2012;

•                  ChaseCompGroup has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

•                  There are no business or personal relationships between ChaseCompGroup and any member of the Compensation Committee other than in respect of (i) the Engagement, or (ii) work performed by ChaseCompGroup for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

•                  No employees of ChaseCompGroup owns any stock of the Company; and

•                  There is no business or personal relationships between ChaseCompGroup and any executive officer of the Company other than in respect of the Engagement.

The Role of Management.  Input from the Chief Executive Officer is considered by the Committee regarding the criteria to be used to determine base salary, bonuses and other benefits for named executive officers other than the Chief Executive Officer. Although input from the Chief Executive Officer is considered by the Committee, the Committee exercises final authority on compensation matters for all named executive officers.  The Chief Executive Officer is not present at Committee meetings during discussion and deliberations regarding his own compensation.

Compensation Components.  The key components of our 2012 executive compensation program for all named executive officers consist of a base salary, a performance-based cash incentive plan — the Senior Executive Incentive Plan (the “SEIP”), a long-term equity based compensation plan — the 2006 Stock Plan, and a 401(k) Plan.  We did not have any nonqualified deferred compensation or supplemental executive benefits in place for our executives during 2012, although a supplemental retirement plan was approved in February 2013, and is expected to be implemented in the second quarter of 2013.

Base Salary.  The Board of Directors believes that base salaries for named executive officers should be targeted at market competitive levels. Base salaries are reviewed annually and adjusted based on our review of market data and assessment of Company and individual executive performance. During 2012, our named executives received base salary increases as set forth in the table below.  The amount of the increases reflects the results of the market survey prepared by the ChaseCompGroup, individual performance, and importance of retaining key executives.

Name	Title	2011 Base	2012 Base	Increase
Ronald D. Paul	President and Chief Executive Officer	$623,300	$667,000	7%
James H. Langmead	EVP — Chief Financial Officer	$280,800	$300,500	7%
Thomas D. Murphy	President — Community Banking of Bank	$275,400	$289,200	5%
Susan G. Riel	EVP, Senior EVP — Chief Operating Officer of Bank	$341,600	$365,500	7%
Janice L. Williams	EVP — Chief Credit Officer of Bank	$275,000	$294,300	7%

The Compensation Committee has approved base salary increases for 2013 based on our latest market analysis and individual performance.  Base salary increases for 2013 range from 3% to 10% of base compensation. Please refer to “Executive Compensation Tables — Employment Agreements” below for additional information on current salaries and named executive compensation.

Senior Executive Incentive Plan.  The Senior Executive Incentive Plan was established to reward our executives for achieving predefined performance goals.  In 2012, all named executive officers participated in the Senior Executive Incentive Plan.  Under the plan, an executive is eligible to earn a percentage of his or her base salary based on achievement of Company and individual performance objectives. With respect to 2012 performance, executives could earn target incentives ranging from 25% to 45% of their base salary. For 2012 a participant can receive a pay out of incentive awards above maximum if performance results were beyond performance expectations set at maximum levels (generally more than 15% above budgeted goals).  Performance levels in the Senior Executive Incentive Plan beginning in 2013 refer to target and “target plus” in place of the term “maximum.”  As discussed further below, our performance in 2012 was very strong and as a result actual payouts to named executive officers were generally above “target plus” payout levels.

Name	Title	2012 Annual Incentive Target Award	Target Plus Annual Award*	Actual 2012 SEIP Plan Payout
Ronald D. Paul	President and Chief Executive Officer	45%	70%	110%
James H. Langmead	EVP — Chief Financial Officer	30%	55%	47%
Thomas D. Murphy	President — Community Banking of Bank	25%	50%	20%
Susan G. Riel	EVP, Senior EVP — Chief Operating Officer of Bank	35%	60%	62%
Janice L. Williams	EVP — Chief Credit Officer of Bank	25%	50%	59%

Beginning in 2011, we added a new category of performance metrics, strategic goals, to ensure that our annual goals are aligned with our long-term business strategy. Goals that are in this category will vary by the executive’s role at the Company and may include exam ratings, credit quality, investor relations, expansion and market activities, government and community involvement, and similar matters. The following table indicates the relative weight of Company—wide, strategic, and personal performance goals for each named executive officer.

	Weighting of Performance Criteria by Officer
Name	Company-Wide Performance	Strategic Goals Vary by Position/Role	Personal Performance
Ronald D. Paul	50%	25%	25%
James H. Langmead	60%	15%	25%
Thomas D. Murphy	65%	10%	25%
Susan G. Riel	50%	25%	25%
Janice L. Williams	70%	10%	20%

The table below reflects the percentage weighting of each metric applicable to each of the named executives for 2012 performance. For example, 50% of Mr. Paul’s target incentive payment of 45% of base salary is contingent on meeting the designated net operating income target. If the net operating income target is met, but not exceeded he would receive 22.5% of salary in respect of that component. The target level of the same factor may be different for different named executives. Other performance metrics, not described below, are applicable to senior executives who are not named executive officers.

2012 Senior Executive Incentive Bonus Plan Metrics and Weighting

	Mr. Paul	Mr. Langmead	Mr. Murphy	Ms. Riel	Ms. Williams
Net operating income	50%	20%	15%	15%	10%
NPAs	—	—	—	—	25%
Strategic Alignment	25%	15%	10%	25%	10%
Total Loan Growth (Average Balance)	—	—	10%	—	—
DDA Growth (Average Balance)	—	—	25%	—	—
MMA Growth (Average Balance)	—	—	15%	—	—
Efficiency Ratio	—	20%	—	20%	10%
Non Traditional Fee Income (aggregate)	—	—	—	—	—
Expenses (Salaries, Benefits, Other Expenses)	—	—	—	15%	—
Net Interest Margin	—	20%	—	—	—
Individual Deposits	—	—	—	—	—
Individual Loans	—	—	—	—	—
Charge Offs	—	—	—	—	25%
Department/Individual Performance	25%	25%	25%	25%	20%

In order for the named executive to receive any portion of the potential aggregate incentive payout, the Company must maintain satisfactory regulatory ratings and reviews.  Additionally, no amounts are payable if the Company does not achieve at least 85% of the Bank’s net income goal.  Then, component portions of the aggregate potential payment may be earned, based upon the degree of achievement of designated performance targets for the other metrics described above.  The measures to which each named executive’s award is subject may vary depending on the executive’s area of responsibility. Each component portion of the potential incentive payment is subject to payment only if the threshold is met or exceeded in total, with no provision for partial or graduated payments for below threshold performance levels. We pay, however, on a pro rata basis for actual performance results that fall between threshold, target and maximum levels. The actual amount which an individual named executive officer may receive may therefore be equal to or below the amount or percentage indicated in the table above.

Overall Company Performance for 2012

On average, our financial results for 2012 were at the 86th percentile of the peer group.]  Our ROAA was at the 90th percentile and ROAE was at the 95th percentile.  Several important indicators, including net interest margin, core EPS growth, and total three year return were over the 90th percentiles.  In addition our efficiency ratio was at the 80th percentile and our non-performing assets/assets were at the 65th percentile.

Results for Bank-wide components of the 2012 Senior Incentive Plan

Performance Factor	Results
• Net Operating Income	Above Maximum
• Non-Performing Assets	Above Maximum
• Charge -offs	Between Target and Maximum
• Net Interest Margin	Between Target and Maximum
• Efficiency Ratio	Between Target and Maximum
• Expenses	Below Threshold
• Loan Growth	Between Target and Maximum
• Core Deposit Growth	Between Target and Maximum

The Company met or exceeded target level for all of the above listed metrics, with the exception of expenses.  We achieved our maximum goal level for net operating income under the Senior Executive Incentive Plan, and many individuals achieved their strategic goals, departmental goals and/or individual goals.  Accordingly the Committee approved annual incentive payouts that were above the maximum levels for some of the named executives.  Mr. Paul earned an incentive award equal to 110% of base salary, reflecting the Company exceeding the maximum goal for net operating income, exceeding his strategic goals and obtaining the highest ranking on his individual performance evaluation.  Other named executives received payouts ranging from 20% to 62% of base salary.  The target level for the efficiency ratio was 53.7%; for net interest margin the target level was 3.97%; the target level for net operating income (available to common shareholders) was $31.1 million. The target level for salary, benefit and other expenses was $73.7 million. The target levels for loan related, nonperforming asset related, deposit growth related and expense related metrics are not disclosed in order to prevent competitive harm to the Company.

Target levels for all metrics are based upon the Company’s budget goals, which are established by determining the expected financial position and results of operations of the Company at the end of the budget year, in light of the available resources of the Company, market conditions, anticipated interest rates, competitive factors and other anticipated economic and financial conditions, and adjusting the budgeted results of operation, deposit and loan totals and performance ratios to reflect improvement.  The Committee and Board of Directors consider these goals aggressive in regard to expected performance and industry standards, particularly in light of the continued difficult economic climate during 2012. The establishment of budget goals and performance targets for compensation plan purposes in one year, and the changes in such goals and targets from year to year, is not intended to provide any guidance or indication as to operating performance or results in any future period, and readers should not extrapolate past goals to predict future performance goals or targets.

The Committee reserves the right to adjust the actual results for any metric to reflect extraordinary, unbudgeted or nonrecurring items or expenses which inappropriately affect, positively or negatively, a participant’s incentive payment opportunity.  During 2012, the Committee adjusted three metrics: operating expenses, charge-offs and the efficiently ratio. These metrics were adjusted to reflect significant unanticipated events, including payment of signing bonuses for certain new hires, acceleration of certain leasehold amortization charges and changes in the credit environment for certain loans.

Discretionary Bonuses for 2012

The Board of Directors reserves the right to grant a discretionary bonus in addition to the performance related incentive payment, under the Senior Executive Incentive Plan.  Some discretionary grants were approved once 2012 year end performance results were final.  These additional year-end bonuses (in combination with equity grants discussed below) are intended to deliver total direct compensation levels for 2012 commensurate with the 85th percentile of what our high performance peer group paid to executives per our most recent market analysis.  In 2013, the Committee approved the following discretionary bonuses with respect to 2012 performance, which are reflected in our summary compensation table.

Name	Title	2012 Year-end Discretionary Bonus
Ronald D. Paul	President and Chief Executive Officer	$—
James H. Langmead	EVP — Chief Financial Officer	$35,000
Thomas D. Murphy	President — Community Banking of Bank	$100,000
Susan G. Riel	EVP, Senior EVP — Chief Operating Officer of Bank	$75,000
Janice L. Williams	EVP — Chief Credit Officer of Bank	$—

Equity Compensation.  We utilize equity as a formal element of executive compensation.  We believe equity ownership aligns our executives with our shareholders and promotes a long-term focus on the performance and success of the Company.  In addition, through the use of extended vesting, equity supports our retention goals and builds future wealth for our executives only where our stock continues to perform.  In 2013, we granted equity in the form of restricted stock to our named executives.  The equity grants approved in February 2013 were based on Company-wide and individual performance in 2012, as well as direct compensation values in accordance with our market analysis.

To determine the value of the equity award, each executive’s performance is considered along with projected payouts they earned under our Senior Executive Incentive Plan.  We then determine the optimal level of direct compensation (base salary plus cash incentives plus equity) that we believe each executive should receive (for example a high performing executive that achieved maximum performance levels on all of their goals as well as the Company-wide goals, should place in the 85th market percentile with regards to total direct compensation (assuming we deem our overall performance relative to our peers is at the 85th percentile in a given year).  Using this methodology, the equity awards granted to named executives, shown in the table below, ranged from 23% to 72% of an executive’s base salary. Equity awards vest ratably over four years commencing on the first anniversary of the date of grant.

Name	Title	2012 Restricted Stock Grant % of salary	2012 Restricted Stock Grant — Fair Market Value
Ronald D. Paul	President and Chief Executive Officer	72%	$479,953
James H. Langmead	EVP — Chief Financial Officer	47%	$142,270
Thomas D. Murphy	President — Community Banking of Bank	23%	$65,765
Susan G. Riel	EVP, Senior EVP — Chief Operating Officer of Bank	57%	$209,951
Janice L. Williams	EVP — Chief Credit Officer of Bank	28%	$83,657

Timing and Pricing of Equity Awards.  Equity compensation awards for named executive officers and employees are generally approved in the first quarter of each year.  Awards may be made periodically for new hires during the year.  Awards are based on a number of criteria including the Bank’s performance, the relative rank of the employee within the Company and his or her specific contributions to the success of the Company.

The grant date is established when the Committee approves the grant and all key terms have been established and communicated to award recipients.  We set the exercise price for our stock options as the average of the high and low stock price on the grant date. Our equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation.

Peer Groups & Benchmarking.  In the fourth quarter of 2012, ChaseCompGroup was engaged to provide an updated market analysis of executive compensation levels. This study utilized essentially the same parameters for selecting a high performing peer group used for 2011.  This peer group included banks located in MidAtlantic and East Coast with assets between $1.5 billion and $8.4 billion. The peer group targets metropolitan banks with return on average equity (“ROAE”) greater than 6%, returns on average assets (“ROAA”) greater than 0.5%, and a ratio of nonperforming assets (“NPAs”) to total assets less than 2%.  The group also reflects banks with at least 50% of its loan portfolio in commercial loans.  We also included local direct peers (e.g. Virginia Commerce Bancorp, Inc.) even if their performance may not have met all of the performance parameters to be considered “high performing.”

We note that at the time of peer group analysis, we considered peer performance through September 30, 2012. This year’s peer group was comprised of 20 banks which we used in our 2012 market analysis.

Peer Group.  The 2012 proxy peer group is listed below.  As summarized below, the Company’s financial performance for the year ended December 31, 2012 was very strong relative to our peer group.

Company Name	City	State	Total Assets 2012Y ($000)	Asset Growth 3 Year (%)	ROAA 2012Y (%)	ROAE 2012Y (%)	Net Interest Margin 2012Y (%)	Efficiency Ratio 2012Y (%)	NPAs/ Assets 2012Y (%)	Tangible Equity Ratio 2012Y (%)	Core EPS Growth 2012Y (%)	Total Return 3 Year (%)
United Bankshares, Inc.	Charleston	WV	8,420,013	7.88	0.98	8.35	3.77	53.10	1.48	7.55	-5.84	13.03
Boston Private Financial Holdings, Inc.	Boston	MA	6,465,005	6.87	0.89	9.72	3.22	72.58	1.41	7.41	NM	18.64
WesBanco, Inc.	Wheeling	WV	6,078,717	12.62	0.88	7.54	3.53	59.70	1.13	6.77	14.29	65.42
Independent Bank Corp.	Rockland	MA	5,756,985	28.45	0.83	8.66	3.72	63.40	1.55	6.56	2.34	34.44
Brookline Bancorp, Inc.	Boston	MA	5,147,534	96.78	0.77	6.29	3.84	55.95	0.60	9.15	29.45	-2.43
Tompkins Financial Corporation	Ithaca	NY	4,837,197	53.40	0.77	8.34	3.65	63.01	0.91	NA	1.88	19.71
Sandy Spring Bancorp, Inc.	Olney	MD	3,955,206	8.94	0.97	7.85	3.60	60.42	1.61	10.23	8.93	41.75
Dime Community Bancshares, Inc.	Brooklyn	NY	3,905,399	-1.19	1.02	10.73	3.60	43.24	1.41	8.73	-2.53	20.03
Century Bancorp, Inc.	Medford	MA	3,086,209	36.92	0.65	11.06	2.51	63.28	0.24	5.75	14.14	77.97
Washington Trust Bancorp, Inc.	Westerly	RI	3,071,884	6.50	1.16	11.97	3.29	64.65	1.40	7.69	13.18	64.22
Cardinal Financial Corporation	McLean	VA	3,039,187	53.79	1.70	16.02	3.58	50.43	0.49	9.83	60.60	86.56
Lakeland Bancorp, Inc.	Oak Ridge	NJ	2,918,703	7.15	0.77	8.42	3.70	59.18	1.23	6.84	13.31	34.78
Hudson Valley Holding Corp.	Yonkers	NY	2,891,246	8.47	1.02	10.10	3.91	65.06	1.91	9.29	NM	-12.73
Virginia Commerce Bancorp, Inc.	Arlington	VA	2,823,692	3.61	1.01	10.11	3.74	50.84	3.32	8.69	-25.60	109.15
Sterling Bancorp	New York	NY	2,750,842	27.02	0.78	8.79	4.04	70.32	0.49	7.50	22.29	29.80
Oritani Financial Corp.	Township of Washington	NJ	2,700,982	41.15	1.21	5.95	3.55	37.10	0.97	18.91	29.41	61.49
First of Long Island Corporation	Glen Head	NY	2,108,290	25.86	0.99	10.19	3.34	56.30	0.28	9.73	-8.27	28.69
Bryn Mawr Bank Corporation	Bryn Mawr	PA	2,035,885	64.34	1.15	10.91	3.85	63.51	1.13	7.50	14.54	37.87
Canandaigua National Corporation	Canandaigua	NY	1,887,028	20.50	1.02	13.47	3.98	60.15	1.13	6.57	24.72	67.45
CNB Financial Corporation	Clearfield	PA	1,773,079	52.64	1.00	12.17	3.47	53.67	1.39	7.62	7.32	11.72
Eagle Bancorp, Inc.	Bethesda	MD	3,409,441	88.84	1.18	14.14	4.32	51.40	1.06	8.50	41.23	90.73
Percent Rank			60%	95%	90%	95%	Highest	80%	65%	58%	94%	95%

Compensation Committee Actions.  The 2012 executive compensation review by ChaseCompGroup was requested by the Compensation Committee to assist in year-end compensation decisions including base salary increases for 2013, and both annual incentive and  long-term incentive (equity) payouts for 2012 performance. Based on this study and our performance in 2012, we made the following compensation decisions for 2013.

The Compensation Committee agreed to increase named executive’s base salaries for 2013 between 3% and 10% based on their individual performance and their market standing in the most recent compensation study.  Based on the competitive market in our region, the Compensation Committee decided that some base salaries increases will be closer to the 75th or 85th market percentile.

Since the Company was established, we have not had any retirement programs for our executive officers even though a majority of our peers have provided and accrued for these types of retirement programs for the past several years.  As a TARP program participant, we could not implement a supplemental retirement program.  Once we exited the TARP program, we consulted with several benefit firms to present retirement alternatives to our Compensation Committee, as well as potential costs of the program.

In February 2013, the Compensation Committee voted to implement a supplemental retirement program for key executives as set forth below.  Retirement age under this program is set at age 67.

Name	Title	Retirement Benefit as % of final projected base pay	Minimum Benefit Period
Ronald D. Paul	President and Chief Executive Officer	n/a	n/a
James H. Langmead	EVP — Chief Financial Officer	30%	15 years
Thomas D. Murphy	President — Community Banking of Bank	25%	15 years
Susan G. Riel	EVP, Senior EVP — Chief Operating Officer of Bank	35%	15 years
Janice L. Williams	EVP — Chief Credit Officer of Bank	30%	15 years

The targeted retirement benefits (as a percent of final projected base salaries) are slightly below market competitive ranges, as determined by ChaseCompGroup.  This decision was made, in part, based on the fact that several executives that helped to build the Company are nearing retirement age.  This gives the Bank less time to accrue for the benefit, which impacts the initial costs of the program.  However, base salaries for several of our executives are above the market 75th percentile at this time, thus our advisors believe that the approved percentages will, in fact, provide competitive retirement income during the named executives’ retirement.

The Committee deliberated the total and annual costs of this program and believes that the participants selected have been critical in building the Bank and have earned this benefit in retirement.

Mr. Paul asked to be excluded from the retirement plan and to receive additional equity in lieu of this benefit.  The Committee agreed with the merits of this approach in that it would further align Mr. Paul’s interests with those of the Company and its shareholders, and approved a one-time grant of 250,000 shares of restricted stock, vesting in four annual installments commencing on the first anniversary of the date of grant. The Compensation Committee also recognized that it would be expected to provide comparable benefits to Mr. Paul, at a cost equal to or less than the cost of including him in the retirement plan at a targeted 50% of his final base pay.  This one time grant skews Mr. Paul’s total compensation for 2012 as reflected in our summary compensation table this year as the fair value of the entire grant will be reported.

For Additional Information regarding the retirement plan, please refer to the discussion under “SERP” below.

401(k) Plan.  Our 401(k) plan allows all officers and employees of the Company working 1,000 hours or more in a calendar year to defer a portion of their compensation, and provides a match of up to 3% of their base salaries, subject to certain IRS limitations. While the decision to match employee contributions is discretionary, all employees receive the same percentage match.  During 2012, the Company made the maximum matching contributions.

Additional Employee Benefit Plans.  The Bank also provides additional benefit programs to employees including health and dental insurance, life and long-term and short-term disability insurance.

Employment and Severance Arrangements.  Each of our named executive officers has an employment agreement which contains provisions for payments upon a change in control of the Company, and provides for noncompetition and non-solicitation provisions benefiting the Company under certain circumstances.  These agreements are described in detail under the caption “Employment Agreements.”  The Committee believes that the agreements provide continuity of executive management, employment security which is conducive to maximum employee effort and valuable protections for the Company and its executive officers.

Inter-Relationship of Elements of Total Compensation.  The various elements of the compensation package are not interrelated. For example, if it does not appear as though the target bonus thresholds will be achieved, the size of equity compensation awards will not be affected. While the potential size of an element of compensation may be expressed as a percentage of base or total compensation, there is no significant interplay of the various elements of total compensation between each other. If awards that are granted in one year become less valuable, or less likely of vesting, the amount of the bonus or base compensation to be paid the executive officer for the next year is not impacted. Similarly, if equity awards become extremely valuable, the amount of base compensation or bonus to be awarded for the next year is not affected. While the Board has discretion to make exceptions to any base compensation or bonus payouts under existing plans, it has not approved any exceptions to the plans with regard to any executive officers.

Equity Ownership Guidelines.  We have no equity or security ownership requirements or guidelines for executive officers. However, all of the executive officers own common stock or options to purchase common stock pursuant to our equity compensation plans.

Risk Analysis of Incentive Compensation Programs

In setting compensation, the Compensation Committee of the Company also considers the risks to the Company’s shareholders and the achievement of our goals that may be inherent in our compensation programs. Although a significant portion of some employees’ compensation is performance-based and “at-risk,” we believe our compensation program is appropriately structured and does not pose a material risk to the Company. The Compensation Committee of the Company receives feedback from the Chief Risk Officer identifying any risks associated with named executive officer compensation plans and other employee incentive compensation plans. The report below outlines our process and the steps taken to mitigate any risks that were uncovered in our discussions.

Executive Compensation Plan Risk Assessment. Our Chief Risk Officer has reviewed all incentive programs, including the Senior Executive Incentive Plan, and concluded that none of the plans, considered individually or as a group, presented any material threat to our capital or earnings, encouraged taking undue or excessive risks, or encouraged manipulation of financial data in order to increase the size of an award.  This feedback was provided to the Committee.  The conclusions were based on the following:

•                  The Senior Executive Incentive Plan is a formal performance-based plan in which the Committee is deeply involved. The Committee establishes Company-wide goals early in the performance year and communicates these performance goals to the Compensation Committee for their review and approval.  We use a balance of Company-wide goals, strategic goals and individual or departmental goals and customize the goals each year based on each executive’s functional responsibility. The Committee is active in setting and approving the Company-wide goals each year. The Chief Executive Officer provides input on weighting of departmental or individual goals for his direct reports. Once these are presented to the Committee, the Committee will discuss and approve, or revise the goals for the other named executives.

•                  When setting actual goals, we consider not only our annual budget, but our strategic initiatives and peer performance, which we believe mitigates risk and keeps executives focused on the long-term success of the Company. The Committee reviews these performance evaluations each year, not only to determine final award payouts, but to discuss developmental opportunities for our named executives.  In addition, for any payout to occur, we must have satisfactory regulatory ratings and reviews.

•                  We believe that target and elevated target (“target plus”) awards are reasonable and competitive based on market research that was provided by our compensation consultant. We also pay out on a pro-rata basis for actual performance results that fall in between threshold, target and target plus levels and above target plus levels. We believe this reduces the likelihood of an executive misstating numbers to reach the next award level or withholding information to count toward the next performance year.

•                  A “clawback” policy was adopted in early 2009 under the Senior Executive Incentive Plan. This allows us to recover all or part of a cash or stock incentive award in certain cases of inaccurate financial statement information that resulted in a restatement of our financial statements, or on a fraudulent, willful or grossly negligent misrepresentation. Accordingly, such activities would not be rewarded.

•                  The individual named executive officer employment agreements, which have previously been reviewed and approved by the Compensation Committee, provide for the payment to each named executive officer of base salaries, certain insurance benefits, car allowances, and eligibility for participation in our incentive plans, equity compensation plans and other compensation programs we may adopt, as well as certain benefits and payments upon termination or a change in control.  None of the agreements provides for any specific mandatory variable or incentive pay, or any other conditional compensation.  As such, the Committee believes that none of such agreements present any material threat to our capital or earnings, encourage taking undue or excessive risks, or encourage manipulation of financial data in order to increase the size of an award.

Non-Executive Compensation Plan Risk Assessment. Our Chief Risk Officer reviewed incentive programs in which employees who are not executive officers participate, with the Compensation Committee.  It was concluded that none of these programs presented any material threat to our capital or earnings, encouraged taking undue or excessive risks, or encouraged manipulation of financial data in order to increase the size of an award. The following incentive compensation plans were reviewed:

•                  Three producer incentive plans were reviewed; the Community Banking, C&I Lending and Commercial Real Estate Lending.  Under these plans, certain employees are compensated with cash incentives calculated as a specific percentage of salary or of qualifying loans, deposits and other business they produce. A portion of the potential compensation under these plans is tied to individual and/or team performance and paid on an annual basis.  There are also components, such as the collection of loan fees and the expansion of existing, or the establishing of new, customer deposit accounts, that are paid quarterly. We believe intrinsic features of these plans protect us against unnecessary risk taking, including: (i) the plan modifier that reduces or eliminates incentive payouts when asset quality measures decline or fall below minimum acceptable levels; (ii) having the individual production payout paid on an annual basis, which allows us to modify incentive payouts at the end of the year in light of asset quality issues or other adverse developments; and (iii) a cap of 40% on the annual individual producer portion of the plans, which is reasonable relative to market.

•                  Bank to Business Management Incentive Plan.  This plan rewards the management of these departments providing they meet established departmental production goals. Department managers can earn 10% to 20% of their salary based on goal achievement, to be paid on an annual basis.  We believe this range of opportunity is reasonable and there are sufficient checks and balances within these separate departments regarding underwriting these loans, either credit scored or adhering to established loan policy guidelines, restricting the ability of individual lenders to take unnecessary or excessive risks.

•                  SBA Lender Incentive Plan.  This plan rewards departmental personnel with a percentage of the net premium income received by the bank and provides additional incentive for achieving premium income goals.  Intrinsic features of this plan, such as reducing incentive payments when asset quality measures decline or fall below minimum acceptable levels and when there are critical documentation exceptions, protect us against unnecessary risk taking.

•                  Residential Mortgage Loan Officers are generally paid compensation based on loan production.  There are separate agreements with each mortgage loan officer outlining their individual compensation package.  There is also an incentive program for loan processors, loan closers, and underwriters in the Residential Lending department.  Loan processors and loan closers are paid for each loan closed provided he or she reaches an established minimum number for each month.  Underwriters are paid for each loan dispositioned, regardless of the decision made, providing he or she reaches an established minimum number handled per month. There is also an incentive plan for the Residential Lending management (non-producing) that provides incentive based on average per loan profit.

Clawback provisions are included in all incentive compensation plans.  All of our incentive plans call for the employee to be in good standing with no adverse written performance documentation.  Once an employee receives adverse written documentation for performance, the employee is ineligible to receive incentive payments for a minimum of 90 days.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Disclosure and Analysis with management. Based on our review and discussion with management we have recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2012.

Members of the Compensation Committee

Donald R. Rogers, Chairman
Leslie M. Alperstein, Ph.D.	Robert P. Pincus
Dudley C. Dworken	Norman R. Pozez
Harvey M. Goodman	Leland M. Weinstein

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Executive Compensation Tables

The following table sets forth a comprehensive overview of the compensation for Mr. Paul, the President of the Company, Mr. Langmead, the Chief Financial Officer of the Company, and the three most highly compensated executive officers of the Company (including officers of the Bank) who received total compensation of $100,000 or more during the fiscal year ended December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)		Stock Awards(2)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
Ronald D. Paul, President and Chief Executive Officer of the Company; Chief Executive Officer of Bank	2012	$667,000	$—		$479,953		$—	$735,316	(4)	$56,353	(5)	$1,938,622
	2011	$623,300	$799,348		$1,322,600		$—	$521,979	(6)	$50,350	(7)	$3,317,577
	2010	$542,000	$—		$—		$—	$270,994	(8)	$30,185	(9)	$843,179
James H. Langmead, Executive Vice President, Chief Financial Officer of Company and Bank	2012	$300,500	$35,000		$142,270		$—	$139,994		$26,131	(10)	$643,895
	2011	$280,800	$118,938		$257,499		$—	$105,319		$21,911	(11)	$784,467
	2010	$260,000	$50,164	(8)	$51,836	(8)	$—	$27,997	(8)	$21,231	(12)	$41,228
Thomas D. Murphy, President — Community Banking of Bank	2012	$289,200	$100,000		$65,765		$—	$57,745		$34,390	(13)	$547,100
	2011	$275,400	$98,265		$139,689		$—	$155,643		$21,884	(14)	$690,881
	2010	$255,000	$41,720	(8)	$38,250	(8)	$—	$47,530	(8)	$21,511	(15)	$404,001
Susan G. Riel, Executive Vice President of Company , Senior Executive Vice President — Chief Operating Officer of Bank	2012	$365,500	$75,000		$209,951		$—	$228,353		$25,403	(16)	$904,207
	2011	$341,600	$259,801		$373,626		$—	$183,445		$20,772	(17)	$1,179,244
	2010	$305,000	$44,502	(8)	$30,500	(8)	$—	$77,498	(8)	$20,607	(18)	$478,107
Janice L. Williams — Executive Vice President — Chief Credit Officer of Bank	2012	$294,300	$—		$83,657		$—	$174,483		$19,121	(19)	$571,561
	2011	$275,000	$63,280		$159,885		$—	$80,086		$16,350	(20)	$594,601

(1)             Reflects amounts awarded as discretionary bonuses in 2011 and 2012; and for 2010 amounts earned pursuant to discretionary awards under Company’s Senior Executive Incentive Plan. Amounts shown are based on performance in the year indicated and are paid in the following year.

(2)             Represents the grant date fair value of awards of restricted stock or performance based restricted stock (in the case of Stock Awards) and options and SARs (in the case of Option Awards) granted in the subsequent year for performance during year indicated.  Please refer to note 13 to the

Company’s Consolidated Financial Statements for the year ended December 31, 2012 for a discussion of the assumptions used in calculating the grant date fair value.
(3)	Reflects amounts awarded under the Company’s Senior Executive Incentive Plan. Amounts shown are based on performance in the year indicated and are paid in the following year.
(4)	In lieu of a cash award, the amount shown was paid in the form of a grant of 32,400 shares of restricted stock at $22.695 per share under the 2006 Stock Plan.
(5)	Includes $18,000 car allowance, $30,853 life and long term care insurance premiums and $7,550 401(k) matching contribution.
(6)	In lieu of a cash award, the amount shown was paid in the form of a grant of 31,015 shares of restricted stock at $16.83 per share under the 2006 Stock Plan.
(7)	Includes $18,000 car allowance, $25,000 insurance premium and $7,350 401(k) matching contribution.
(8)

In accordance with the requirements of the TARP Restrictions, the amounts shown were paid in the form of “long-term restricted stock” based upon the fair value of the common stock on the date of grant, $13.93.

(9)	Includes $18,000 car allowance, $5,000 insurance premium and $7,185 401(k) matching contribution.
(10)	Includes $9,000 car allowance, $9,631 life and long term care insurance premiums and $7,500 401(k) matching contribution.
(11)	Includes $9,000 car allowance, $5,561 insurance premium and $7,350 401(k) matching contribution.
(12)	Includes $9,000 car allowance, $5,046 insurance premium and $7,185 401(k) matching contribution.
(13)	Includes $13,000 car allowance, $9,890 and long term care insurance premiums and $7,500 401(k) matching contribution.
(14)	Includes $9,000 car allowance, $5,534 insurance premium and $7,350 401(k) matching contribution.
(15)	Includes $9,000 car allowance, $5,334 insurance premium and $7,177 401(k) matching contribution.
(16)	Includes $9,000 car allowance, $8,930 life, long term care and supplemental long term disability insurance premium and $7,500 401(k) matching contribution.
(17)	Includes $9,000 car allowance, $4,422 insurance premium and $7,350 401(k) matching contribution.
(18)	Includes $9,000 car allowance, $4,422 insurance premium and $7,185 401(k) matching contribution.
(19)	Includes $9,000 car allowance, $2,620 long term care insurance premium and $7,500 401(k) matching contribution.
(20)	Includes $9,000 car allowance and $7,350 401(k) matching contribution.

During 2012, the Company did not maintain (i) any defined benefit retirement plans, or (ii) any nonqualified deferred compensation programs or arrangements.  The summary compensation table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2011 Employee Stock Purchase Plan.

Employment Agreements. The Company and Mr. Paul are parties to an employment agreement governing his service and compensation as President and Chief Executive Officer of the Company. The current term of Mr. Paul’s employment agreement expires on December 31, 2015. On each December 31, the term of the agreement automatically extends for one additional year, unless Mr. Paul has given notice of his intention not to renew the term. Under his agreement, Mr. Paul is entitled to receive a current annual base salary of $733,700 subject to periodic increase.  Mr. Paul may receive grants of options or restricted stock, and may also receive a bonus, in the discretion of the Board of Directors. The compensation under Mr. Paul’s employment agreement is in lieu of all other cash fees for service on the Boards of Directors or any committees of the Company and the Bank.  In the event of termination of Mr. Paul’s employment for any reason other than for cause (as defined), Mr. Paul (or his estate), is entitled to receive an amount in cash equal to 2.99 times his then current base salary, subject to certain limitations in the event that his termination occurs in connection with a change in control (as defined) of the Company or the Bank. In addition, subject to the effect of such provisions, all of Mr. Paul’s options and restricted stock will immediately vest upon any termination.

If Mr. Paul were entitled to receive the termination benefits as of December 31, 2012, he would receive approximately $1,994,330. Additionally, in the event of any termination, all of the unvested options and restricted stock held by Mr. Paul will accelerate and become immediately exercisable.  At December 31, 2012, the inherent value of Mr. Paul’s unvested options and restricted stock was $3,322,238. In the event of a change in control as of December 31, 2012, the aggregate amount payable to Mr. Paul would be reduced so as not to exceed approximately $3.5 million.

Each of the four other named executive officers has an employment agreement with the Bank. Each of the agreements expires August 31, 2014. The table below sets forth the base salary as of December 31, 2012, amount of Bank paid life insurance (at standard rates), and annual car allowance to which the named executive officers are entitled.  The other named executive officers have current base salaries as follows: Mr. Langmead — $318,530; Mr. Murphy — $297,876; Ms. Riel — $402,050; Ms. Williams $306,072. Each of these officers is also entitled to participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all officers and employees of the Bank or the Company.  Under each agreement if the officer’s employment is terminated without cause for reasons other than death, disability or in connection with a change of control (as defined), he/she would be entitled to receive continued payment of base salary for one year following termination, plus payment of health insurance premiums under COBRA for one year, subject to his/her compliance with the noncompete and nondisturbance provisions of the agreement.

The noncompete and nondisturbance provisions of the agreements provide that: (i) for 180 days after termination, or until the end of the original term of the agreement, whichever is earlier, the officer will not in any capacity render any services to a bank or savings and loan or a holding company of a bank or savings and loan, or to any person or entity that is attempting to form a bank, with respect to any office, branch or other facility that is (or is proposed to be) located within a thirty-five (35) mile radius of the location of the Company’s headquarters; and (ii) for twelve (12) months after the last date of employment, the officer will not, directly or indirectly, induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, the Company or any of its parent, subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with the Company and/or any such parent, subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship, or otherwise solicit any customer or employee of the Company.  The amount to which each of the named executive officers would be entitled to if he/she were terminated, other than for cause or in connection with a change in control, as of December 31, 2012 is set forth in the fifth column of the table below.

In the event of termination of the other named executive officer’s respective employment, or reduction in his/her compensation or position or responsibilities within 120 days before or after a change in control, or the voluntary termination of employment within the 30 day period following 120 days after a change in control, each of the other named executive officers would be entitled to receive a lump sum payment equal to 2.99 times his/her base salary, subject to adjustment to avoid adverse tax consequences resulting from characterization of such payment for tax purposes as an “excess parachute payment,” and all unvested stock options, SARs and restricted stock awards would immediately vest and become exercisable. The estimated amount of the cash payment which each of the other named executive officers would be entitled to receive if the change in control termination benefits were paid as of December 31, 2012 (without adjustment for other amounts which might be payable as a result of the change in control) is set forth in column 6 of the table below, the value of the accelerated equity awards is set forth in column 7 of the table below, and the sum of these two amounts is set forth in column 8.

Column Number 1	2	3	4	5	6	7	8
Name and Title	Base Salary	Car Allowance	Bank Paid Life Insurance (at standard rates)(1)	Payment Following Termination Without Cause	Cash Payment Upon Termination in Connection with a Change in Control	Value of Equity Awards Accelerated Upon a Change in Control(2)	Sum of Amounts Payable Upon a Change in Control (Sum of Columns 6 and 7)(3)
James H. Langmead, Executive Vice President, Chief Financial Officer of Company and Bank	$300,500	$9,000	$750,000	$321,862	$898,495	$569,061	$1,467,556
Thomas D. Murphy, President — Community Banking of Bank	$289,200	$13,000	$750,000	$301,649	$864,708	$394,773	$1,259,481
Susan G. Riel, Executive Vice President of Company; Senior Executive Vice President — Chief Operating Officer of Bank	$365,500	$9,000	$750,000	$383,050	$1,086,845	$790,758	$1,883,603
Janice L. Williams, Executive Vice President — Chief Credit Officer of Bank	$294,300	$9,000	$750,000	$308,777	$879,957	$502,027	$1,381,984

(1)	The cost of this benefit is reflected under “All Other Compensation” in the Summary Compensation Table, and the amount paid in respect of each officer is reflected in the footnotes to that table.
(2)

Reflects the excess of the last trade price for the Company’s common stock on December 31, 2012 over the exercise or strike price of unvested options, plus the last trade price of unvested shares of restricted stock (assuming vesting of the maximum number of shares subject to the award). Out of the money options have been excluded from the calculation.

(3)

Reflects estimated maximum cash payment upon termination in connection with a change in control, as adjusted to reflect anticipated effect of Section 280G of the Code, plus the accelerated value of equity awards. Does not reflect adjustment of total amount for effect of Section 280G limitation.

SERP.  In February 2013 the Compensation Committee authorized Supplemental Executive Retirement and Death Benefit Agreements (the “SERP Agreements”) with each of the named executive officers other than Mr. Paul, which upon the named executive officer’s retirement, will provide for a stated monthly payment for such executive’s lifetime. The retirement benefit is tied to a percentage of such executive’s projected average base salary over the five years preceding retirement, assuming retirement at age 67. The SERP Agreements provide that (a) the benefits vest ratably over six years of service to the Bank, with the executive receiving credit for years of service prior to entering into the SERP Agreement (b) death, disability and change-in-control shall be deemed to be retirement resulting in immediate vesting, and (c) the monthly amount will be reduced if retirement occurs earlier than age 67 for any reason other than death, disability or change-in-control. The SERP Agreements further provide for a death benefit in the event the retired executive has not received at least 180 monthly installments of supplemental retirement benefits; the death benefit will be based upon an election by the executive for either a lump sum payment or continued monthly installment payments, such that the executive and the executive’s beneficiary have received payment(s) sufficient to equate to a cumulative 180 monthly installments.

The benefits to the named executive officers are as set forth in the following table:

Name	Title	Percentage of Projected Salary
James H. Langmead	EVP and CFO - Company and Bank	30%
Thomas D. Murphy	President - Community Banking - Bank	25%
Susan G. Riel	EVP - Company; SEVP & COO - Bank	35%
Janice L. Williams	EVP & Chief Credit Officer - Bank	30%

The SERP Agreements are unfunded arrangements maintained primarily to provide supplemental retirement benefits and comply with Section 409A of the Internal Revenue Code.  The Bank has elected to finance the retirement benefits by purchasing annuities that have been designed to provide a future source of funds for the lifetime retirement benefits of the SERP Agreements. The primary impetus for utilizing annuities is a substantial savings in compensation expense for the Bank as opposed to a traditional SERP.

Grants of Plan-Based Awards

The following table presents information regarding awards made during 2012 to named executive officers under the Company’s 2006 Stock Plan and Senior Executive Incentive Plan.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Target	or Units	Options	Awards	Awards
Ronald D. Paul	2/7/2012		109,600	—	N/A	$1,844,579
	4/27/2012	$280,485
James H. Langmead	2/7/2012		15,300	—	N/A	$257,499
	4/27/2012	$82,240
Thomas D. Murphy	2/7/2012		8,300	—	N/A	$139,689
	4/27/2012	$68,850
Susan G. Riel	2/7/2012		22,200	—	N/A	$373,626
	4/27/2012	$119,560
Janice L. Williams	2/7/2012		9,500	—	N/A	$159,885
	4/27/2012	$68,750

Under the 2006 Stock Plan, the Company can make awards of stock options, stock appreciation rights (“SARs”) and restricted stock to employees of the Company and Bank, including all of the named executive officers. The payouts under Estimated Future Payouts Under Non-Equity Incentive Plan Awards reflected in the table represent the maximum amount of formula payment which the named executive officer could have earned with respect to 2012 performance under the Senior Executive Incentive Plan if each of the performance targets established by the Compensation Committee were achieved.  The aggregate amount which could be earned, at the target level, represented 25% - 45% of salary in 2012. A portion of the aggregate amount is subject to the achievement of designated Company or individual performance targets.  If at least the threshold performance metric is met, proportional payouts are made if performance is between payout levels. The targets were established with the expectation that the goals were stretch goals, representing performance standards in excess of expected results. The attainment of maximum target levels poses highly challenging goals to performance achievement and represents a substantial percentage return on incentive costs. The amounts reflected under All Other Stock Awards and Grant Date Fair Value of Stock and Option Awards reflect the shares of restricted stock issued in respect of 2011 performance under the Senior Executive Incentive Plan and discretionary grants under the 2006 Stock Plan. The amounts paid in 2012 pursuant to the Senior Executive Incentive Plan for 2011 performance, excluding discretionary payments, represented from 29% to 84% of base salary for the named executive officers.  The foregoing table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2011 Employee Stock Purchase Plan, which is generally available to substantially all employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award by award basis, information concerning all awards of stock options, restricted stock held by named executive officers at December 31, 2012.  All options were granted with an exercise price of 100% of market value as determined in accordance with the applicable plan. The number of shares subject to each award and the exercise price have been adjusted to reflect all stock dividends, and stock splits effected after the date of such award, but have not otherwise been modified.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that have Not Vested(1)
Ronald D. Paul	617	(2)	—		$7.9720	2/27/2013
	620	(2)	—		$7.3960	3/30/2013
	617	(2)	—		$7.3800	4/29/2013
	617	(2)	—		$7.3960	5/31/2013
	620	(2)	—		$8.0690	6/29/2013
	617	(2)	—		$7.3590	7/30/2013
	617	(2)	—		$7.7460	8/30/2013
	620	(2)	—		$8.1760	9/29/2013
	617	(2)	—		$9.3380	10/30/2013
	617	(2)	—		$9.2520	11/29/2013
	44,616	(4)	—		$9.5050	12/30/2013
	4,207	(2)	—		$9.5050	12/30/2013
	4,207	(2)	—		$9.5050	12/30/2013
	620	(2)	—		$9.5050	12/30/2013
	30,321	(5)	2,679	(5)	$17.0140	10/18/2016
	—		27,500	(6)	$11.8680	1/16/2018
	—		51,737	(7)	$6.3400	1/08/2019
							12,306	(8)	$245,751
							60	(9)	$1,198
							19,454	(10)	$388,496
							87,680	(11)	$1,750,970

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that have Not Vested(1)
James H. Langmead	9,295	(12)	—		$11.0650	1/03/2015
	5,500	(13)	—		$11.8680	1/15/2018
	12,120	(14)	8,080	(14)	$6.3400	1/08/2019
							1,409	(15)	$28,138
							9,332	(16)	$186,360
							12,240	(11)	$244,433

Thomas D. Murphy	9,295	(12)	—		$10.8980	1/13/2015
	4,400	(13)	—		$11.8680	1/15/2018
	5,640	(14)	3,760	(14)	$6.3400	1/08/2019
							1,409	(17)	$28,138
							9,153	(18)	$182,785
							6,640	(11)	$132,601

Susan G. Riel	5,111	(12)	—		$7.4450	5/18/2013
	9,295	(12)	—		$9.9350	1/11/2014
	9,295	(12)	—		$10.8980	1/13/2015
	5,500	(13)	—		$11.8680	1/15/2018
	19,200	(14)	12,800	(14)	$6.3400	1/08/2019
							2,153	(19)	$42,995
							10,948	(20)	$218,632
							17,760	(11)	$354,667

Janice L. Williams	5,500	(12)	—		$11.8680	01/15/2013
	3,718	(12)	—		$10.8980	01/13/2015
	15,960	(14)	10,640	(14)	$6.3400	01/08/2019
							1,304	(21)	$26,041
							8,973	(22)	$179,191
							7,600	(11)	$151,772

(1)	Based on the $19.97 closing price of the common stock on December 31, 2012.
(2)	Vested immediately upon grant.
(3)	Represents grants of stock options pursuant to Company’s 2006 Stock Plan in Mr. Paul’s capacity as a director. Vests in three annual installments commencing on the date of grant.
(4)

Represents grant of stock options pursuant to Company’s 1998 Stock Option Plan. Vests in installments, commencing with an installment of 4,206 shares immediately upon grant, three annual installments of 10,520 shares on January 15, 2004 through 2006 and a final installment of 8,850 shares on January 15, 2007.

(5)

Represents grant of stock options pursuant to Company’s 2006 Stock Plan. Vests in installments, commencing with an installment of 933 shares on January 1, 2007, five annual installments of 5,877 shares on January 1, 2008 through 2012 and a final installment of 2,679 shares on January 1, 2013.

(6)

Represents grants of stock options pursuant to Company’s 2006 Stock Plan in Mr. Paul’s capacity as an officer. Vests in installments, commencing with an installment of 4,584 shares on January 16, 2013, two annual installments of 8,426 shares on January 16, 2014 and 2015, and a final installment of 6,064 shares on January 16, 2016.

(7)

Represents grants of stock options pursuant to Company’s 2006 Stock Plan in Mr. Paul’s capacity as an officer. Vests in installments, commencing with an installment of 4,421 shares on January 1, 2016 and three annual installments of 15,772 shares on January 1, 2017 through 2019.

(8)	Vests in four substantially equal annual installments from January 2011 through January 2014.
(9)

Represents grant in January 2010 of “long-term restricted stock” meeting the requirements of the TARP Restrictions, under the 2006 Stock Plan (“long-term restricted stock”). 16,756 of such shares vest at the later of the repayment of the Company’s financial assistance under TARP, or two years after grant; and the remaining 152 shares vest as follows: 60% on the second anniversary of grant, 20% vest on the third anniversary of grant and 20% on the fourth anniversary of grant, provided that no shares shall vest or be transferable prior to the date of repayment in full of all financial assistance received by the Company, subject to the requirement that the recipient continues to perform substantial services for the Company through the date of vesting, other than termination of services due to death, disability or a change in control event (the “conditions”).

(10)  Represents grant in March 2011 of long-term restricted stock, all of which vest at the later of the repayment of the Company’s financial assistance under TARP, or two years after grant.

(11)  Represents grant of restricted stock pursuant to the Company’s 2006 Stock Plan.  Award vests in five equal annual installments commencing on the date of grant.

(12)  Represents grant of stock options pursuant to the Company’s 1998 Stock Option Plan.  All options have a term of 10 years from the date of grant.  Except as otherwise indicated, vested in two equal installments, the first on the date of grant and the second on the first anniversary thereof.

(13)  Represents grant of stock options pursuant to the Company’s 1998 Stock Option Plan. Vests in three substantially equal annual installments, commencing on the date of grant.

(14)  Represents grants of stock options pursuant to the Company’s 2006 Stock Plan.  Vests in five substantially equal annual installments, commencing on the first anniversary of the date of grant.

(15)  Represents grant in January 2010 of long-term restricted stock.  2,053 of such shares vest at the later of the repayment of the Company’s financial assistance under TARP, or two years after grant; and the remaining 3,523 shares vest as follows: 60% on the second anniversary of grant, 20% vest on the third anniversary of grant and 20% on the fourth anniversary of grant, provided that no shares shall vest or be transferable prior to the date of repayment in full of all financial assistance received by the Company, subject to the conditions.

(16)  Represents grant in March 2011 of long-term restricted stock.  5,611 of such shares vest at the later of the repayment of the Company’s financial assistance under TARP, or two years after grant; and the remaining 3,721 shares vest as follows: 60% on the second anniversary of grant, 20% vest on the third anniversary of grant and 20% on the fourth anniversary of grant, provided that no shares shall vest or be transferable prior to the date of repayment in full of all financial assistance received by the Company, subject to the conditions.

(17)  Represents grant in January 2010 of long-term restricted stock.  3,300 of such shares vest at the later of the repayment of the Company’s financial assistance under TARP, or two years after grant; and the remaining 3,523 shares vest as follows: 60% on the second anniversary of grant, 20% vest on the third anniversary of grant and 20% on the fourth anniversary of grant, provided that no shares shall vest or be transferable prior to the date of repayment in full of all financial assistance received by the Company, subject to the conditions.

(18)  Represents grant in March 2011 of long-term restricted stock. 6,407 of such shares vest at the later of the repayment of the Company’s financial assistance under TARP, or two years after grant; and the remaining 2,746 shares vest as follows: 60% on the second anniversary of grant, 20% vest on the third anniversary of grant and 20% on the fourth anniversary of grant, provided that no shares shall vest or be transferable prior to the date of repayment in full of all financial assistance received by the Company, subject to the conditions.

(19)  Represents grant in January 2010 of long-term restricted stock.  4,588 of such shares vest at the later of the repayment of the Company’s financial assistance under TARP, or two years after grant; and the remaining 5,384 shares vest as follows: 60% on the second anniversary of grant, 20% vest on the third anniversary of grant and 20% on the fourth anniversary of grant, provided that no shares shall vest or be transferable prior to the date of repayment in full of all financial assistance received by the Company, subject to the conditions.

(20)  Represents grant in March 2011 of long-term restricted stock.  8,758 of such shares vest at the later of the repayment of the Company’s financial assistance under TARP, or two years after grant; and the remaining 2,190 shares vest as follows: 60% on the second anniversary of grant, 20% vest on the third anniversary of grant and 20% on the fourth anniversary of grant, provided that no shares shall vest or be transferable prior to the date of repayment in full of all financial assistance received by the Company, subject to the conditions.

(21)  Represents grant in January 2010 of long-term restricted stock, all of which vest as follows: 60% on the second anniversary of grant, 20% vest on the third anniversary of grant and 20% on the fourth anniversary of grant, provided that no shares shall vest or be transferable prior to the date of repayment in full of all financial assistance received by the Company, subject to the conditions.

(22)  Represents grant in March 2011 of long-term restricted stock.  4,845 of such shares vest at the later of the repayment of the Company’s financial assistance under TARP, or two years after grant; and the remaining 4,128 shares vest as follows: 60% on the second anniversary of grant, 20% vest on the third anniversary of grant and 20% on the fourth anniversary of grant, provided that no shares shall vest or be transferable prior to the date of repayment in full of all financial assistance received by the Company, subject to the conditions.

Options Exercised and Stock Vested

The following table sets forth information regarding options exercised by the named executive officers during 2012, the aggregate amount realized upon such exercises, based on the difference between the closing market price on the exercise date and the exercise or base price, and information regarding shares of restricted stock held by named executive officers which vested during 2012, and the value realized upon such vesting based on the closing price on the vesting date.  The following table does not reflect rights to purchase shares of common stock at a discount to the market price granted to or exercised by named executive officers under the Company’s 2012 Employee Stock Purchase Plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ronald D. Paul	9,754	$91,125	44,920	$727,282
James H. Langmead	—	—	7,227	$117,488
Thomas D. Murphy	14,406	$163,262	7,074	$114,159
Susan G. Riel	—	—	12,259	$198,819
Janice L. Williams	5,500	$1,830	3,857	$62,870

Employee Benefit Plans. The Bank provides a benefit program which includes health and dental insurance, life and long-term and short-term disability insurance and a 401(k) plan under which the Company makes matching contributions up to 3% of an employee’s salary, for all officers and employees working 1,000 hours or more in a calendar year. The Company also maintains the 2011 Employee Stock Purchase Plan, which is a qualified plan under Section 423 of the Internal Revenue Code (the “ESPP”).  Under the ESPP, substantially all employees other than certain part time employees and those who have not been with the Company for at least six months, and employees who are greater than 5% shareholders, are eligible to purchase shares of the Company’s common stock at a discount to the market price.

Equity Compensation Plans. The Company maintains two equity compensation plans, the 1998 Stock Option Plan (the “1998 Plan”) and the 2006 Stock Plan (the “2006 Stock Plan”), each of which has been approved by shareholders.  The purpose of each plan is to attract, retain, and motivate key officers, employee and directors of the Company and the Bank by providing them with a stake in the success of the Company as measured by the value of its shares. In connection with the acquisition of Fidelity, the Company assumed Fidelity’s option plans. Options to purchase an aggregate of 215,585 shares of common stock (as adjusted) were assumed in connection with the acquisition, of which 79,756 remained outstanding as of December 31, 2012. No further options can be granted under the 1998 Plan or Fidelity’s plans.

Under the 2006 Stock Plan, as amended, an aggregate of 1,815,000 shares of common stock (as adjusted) are subject to issuance upon the exercise of incentive stock options (“ISOs”), non-incentive stock options (“Non-ISOs”) and SARs, and the award of shares of restricted stock to such employees as the Committee may designate, and for the issuance of Non-ISOs or restricted stock to directors and advisory board members of the Company, the Bank, and their affiliates. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Company, the number and kind of shares of stock as to which options, SARs and restricted stock may be awarded under the 2006 Stock Plan, the affected terms of all outstanding options, SARs and shares of restricted stock, and the aggregate number of shares of common stock remaining available for grant under the 2006 Stock Plan will be adjusted.

The 2006 Stock Plan is administered by a committee (the “Stock Option Committee”), appointed by the Board of Directors of the Company, consisting of not less than three (3) members of the Board. Members of the Stock Option Committee must be independent within the meaning of the listing requirements of NASDAQ, may not be employees, and serve at the pleasure of the Board of Directors.  The Compensation Committee performs the functions of the Stock Option Committee.

The 2006 Stock Plan has a term of ten years from May 26, 2006, its effective date, after which date no awards may be granted.  The maximum term for an option or SAR is ten years from its date of grant, except that the maximum term of an ISO may not exceed five years if the optionee owns more than 10% of the common stock on the date of grant. The expiration of the 2006 Stock Plan, or its termination by the Committee, will not affect any award then outstanding.

The exercise price of options under the 2006 Stock Plan may not be less than 100% of the fair market value of the common stock on the date of grant.  In the case of an optionee who owns more than 10% of the outstanding common stock of the Company on the date of grant, such option price may not be less than 110% of fair market value of the shares. The base price of SARs may not be less than 100% of the fair market value of the common stock on the date of grant.  If the common stock is listed on a national securities exchange (including the NASDAQ Stock Market) on the date of grant, then the market value per share will be not less than the average of the highest and lowest selling price. In the event that the fair market value per share of the common stock falls below the exercise price of previously granted options, the Committee will have the authority, with the consent of the optionee, to cancel outstanding options and to issue new options with an exercise price equal to the then current fair market price per share of the common stock, provided that no such repricing will occur without ratification or approval by the shareholders.

Restricted stock is an award of shares of common stock that is subject to forfeiture, restrictions against transfer, meeting specific corporate or individual performance or achievement standards or goals, or other conditions or restrictions set forth in an award agreement. The Committee has discretion at the time of making a restricted stock grant to determine a period of up to five years during which the shares granted will be subject to restrictions, and the conditions that must be satisfied in order for the shares of restricted stock to become unrestricted (i.e., vested and nonforfeitable). For example, the Committee may condition vesting upon a recipient’s continued employment or upon the recipient’s attainment of specific corporate, divisional, or individual performance or achievement standards or goals. However, the minimum vesting period for restricted stock is three years if the vesting is based solely on the passage of time and continued employment, although vesting may occur ratably over such period; and the minimum measurement date for vesting of restricted stock based upon performance criteria is one year.

Until a recipient’s interest vests, restricted stock is nontransferable and forfeitable. Nevertheless, the recipient may be entitled to vote the restricted stock and to receive dividends and other distributions made with respect to restricted stock grants that are issued subject to forfeiture in the event that the vesting conditions are not met, as opposed to shares that are issued only upon satisfaction of the conditions. To the extent that a recipient becomes vested in restricted stock and has satisfied applicable income tax withholding obligations, the Company will deliver unrestricted shares of common stock to the recipient. At the end of the restriction period, the recipient will forfeit to the Company any issued shares of restricted stock as to which the recipient did not earn a vested interest during the restriction period, i.e. where the performance based conditions are not met.

Change in Control.  Notwithstanding the provisions of any option, SAR or restricted stock award which provide for its exercise or vesting in installments or subject to conditions, all awards will be immediately exercisable and fully vested upon the occurrence of a change in control.  At the time of a change in control that does not constitute a “transaction,” the participant shall, at the discretion of the Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the common stock subject to an option or SAR over the exercise price of such shares, in exchange for the cancellation of such options and SARs by the optionee.  Notwithstanding the previous sentence, in no event may an option or SAR be cancelled in exchange for cash, within the six-month period following the date of its grant.

In the event of a “change in control” that is a “transaction,” all awards of options, SARs and restricted stock must be surrendered, and with respect to each award surrendered, the Board will in its sole and absolute discretion determine whether the holder of the surrendered award will receive: (1) an award for the number and kind of shares into which each outstanding share (other than shares held by dissenting shareholders) is changed or exchanged, together with an appropriate adjustment to the exercise price; (2) the number and kind of shares into which each outstanding share (other than shares held by dissenting shareholders) is changed or exchanged in the transaction that are equal in market value to the excess of the market value on the date of the transaction of the shares subject to the option or SAR, over the exercise price; or (3) a cash payment (from the Company or the successor corporation) in an amount equal to the excess of the market value on the date of the transaction of the shares subject to the option or SAR over the exercise price.

For purposes of the 2006 Stock Plan, “change in control” means any one of the following events: (1) the acquisition of ownership, holding or power to vote more than 50% of the Bank’s or Company’s voting stock; (2) the acquisition of the power to control the election of a majority of the Bank’s or Company’s directors; (3) the exercise of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934); or (4) the failure of “Continuing Directors” to constitute at least two-thirds of the Board of Directors of the Company or the Bank (the “Company Board”) during any period of two consecutive years. For purposes of this Plan, “Continuing Directors” shall include only those individuals who were members of the Company Board at the Effective Date and those other individuals whose election or nomination for election as a member of the Company Board was approved by a vote of at least two-thirds of the Continuing Directors then in office.  The decision of the Committee as to whether a change in control has occurred shall be conclusive and binding. “Transaction” means: (i) the liquidation or dissolution of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity; or (iii) the sale or disposition of all or substantially all of the Company’s assets. No adjustment upon a change in control, a “transaction” or otherwise may be made in such a manner as to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.  If, by reason of any such adjustments, an optionee becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares pursuant to the option before the adjustment was made.

As of December 31, 2012, the Company had options with respect to an aggregate of 652,064 shares of common stock issued and outstanding under all equity compensation plans.  Subsequent to December 31, 2012, 16,706 shares of restricted stock were issued to employees other than executive officers and to non-employee directors, and restricted stock was issued to our executive officers as set forth below:

Name	Restricted Stock Granted
Ronald D. Paul	53,548
	250,000	(1)
James H. Langmead	6,269
Thomas D. Murphy	2,898
Susan G. Riel	9,251
Janice L. Williams	3,686
All executive officers as group (9 persons)	340,536

(1)         Represents 250,000 shares of restricted stock granted to Mr. Paul in lieu of participation in a new supplemental retirement benefit plan established for executive officers in 2013.

Certain Relationships and Related Transactions

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company’s directors, executive officers, and employees and their associates.  In the past, all of such transactions have been on substantially the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.  Loans to insiders require approval by the Board of Directors, with any interested director not participating.  The Company also applies the same standards to any other transaction with an insider. Additionally, loans and other related party transactions involving Company directors must be reviewed and approved by the Audit Committee.

The maximum aggregate amount of loans (including lines of credit) to officers, directors and affiliates of the Company during the year ended December 31, 2012 amounted to $36.2 million, representing approximately 10.3% of the Company’s total shareholders’ equity at December 31, 2012.  In the opinion of the Board of Directors, the terms of these loans are no less favorable to the Bank than terms of the loans from the Bank to unaffiliated parties.  On December 31, 2012, $31.4 million of loans were outstanding to individuals who, during 2012, were officers, directors or affiliates of the Company.  At the time each loan was made, management believed that these loans involved no more than the normal risk of collectability and did not present other unfavorable features.  None of such loans were classified as Substandard, Doubtful or Loss.

The Bank leases certain office space from limited liability companies in which a trust for the benefit of Mr. Paul’s children has an 85% interest in one instance and a 51% interest in another. During 2012, the bank paid an aggregate of $806,598 in rent in respect of these properties, excluding certain pass through expenses.  The Company sublet a portion of this space to a third party, for which it received $77,247, exclusive of certain pass through expenses.

Mr. Rogers is a partner in the law firm Shulman, Rogers, Gandal, Pordy & Ecker, P.A. which has provided, and continues to provide, legal services to the Company and its subsidiaries. During 2012, the Company and its subsidiaries paid aggregate fees of $712,445 to that firm.

Jeffrey M. Fink, a brother-in-law of Mr. Paul, is employed by the Bank as a mortgage loan officer. During 2012, Mr. Fink’s total compensation was $691,215 which was primarily commission and incentive income. Mr. Fink’s compensation is determined on the same basis as other comparable employees under a defined commission plan, without any participation or input by Mr. Paul.

Ryan Riel, the adult son of Ms. Riel, is employed by the Bank as a Lending Team Leader.  During 2012, Mr. Riel’s total compensation was $350,769, including base salary, incentive bonus payments and awards of restricted stock.

Mr. Riel’s compensation is determined on the same basis as all other comparable employees, and is determined by the Compensation Committee, without any participation or input by Ms. Riel.

Kenneth Van Valkenburgh, a brother-in-law of Mr. Paul, is employed by the Bank as a Vice President, Insurance Sales.  During 2012, Mr. Van Valkenburgh’s base salary was $136,541 plus an incentive bonus payment. Mr. Van Valkenburgh’s compensation is determined on the same basis as other comparable employees, without any participation or input by Mr. Paul.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Stegman & Company (“Stegman”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2013.  Stegman has audited the financial statements of the Company since its organization.  Representatives of Stegman are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire. Services provided to the Company and its subsidiaries by Stegman in 2012 are described under “Fees Paid to Independent Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee and under the caption “Election of Directors - Committees, Meetings and Procedures of the Board of Directors.”

Vote Required and Recommendation of the Board of Directors.  The affirmative vote of a majority of votes cast on the proposal is required for adoption of the ratification of the appointment of the independent registered public accounting firm. If the shareholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Stegman, and may retain Stegman or another firm, without resubmitting the matter to shareholders.  The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Stegman as the Company’s independent registered public accounting firm.

Fees Paid to Independent Accounting Firm

Audit Fees.  During 2012, the aggregate amount of fees billed to the Company by Stegman for services rendered by it for the audit of the Company’s financial statements and review of financial statements included in the Company’s reports on Form 10-Q, and for services normally provided in connection with statutory and regulatory filings was $207,444. In 2011, Stegman billed $187,803 for such services.

Audit—Related Fees. During 2012, the aggregate amount of fees billed to the Company by Stegman for services related to the performance of audit services was $101,750.  These services included  services in connection with securities and regulatory filings. During 2011, the aggregate amount of fees billed to the Company by Stegman for services related to the performance of audit services was $57,450.  These services included an audit of the Company’s 401(k) plan and services in connection with the securities and regulatory filings.

Tax Fees.  During 2012, the aggregate amount of fees billed to the Company by Stegman for tax advice, compliance and planning services was $19,945.  In 2011, Stegman billed $15,650 for such services.

All Other Fees.  No other fees were billed to the Company by Stegman during 2012 or 2011.

None of the engagements of Stegman to provide non-audit services was made pursuant to the de minimus exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission and the Company’s Audit Committee charter. Audit services may not be approved under the de minimus exception.

PROPOSAL 3 - NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Act of 1934, added as Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules of the Securities and Exchange Commission adopted thereunder (“Section 14A”), requires that not less than once every three years, a separate, advisory, shareholder resolution to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, must be included in the Company’s proxy materials for the annual meeting. As a result, the Company is providing shareholders with the opportunity to cast a non-binding advisory vote at the meeting to approve the compensation of the Company’s executives. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement for the 2013 Annual Meeting pursuant to the rules of the Securities and Exchange Commission, which disclosure includes the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the accompanying narratives.

Because this vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Under Section 14A, the vote may not be construed as overruling a decision by the Company or the Board of Directors, changing or implying any change in the fiduciary duties of the Company or the Board of Directors; or creating or implying any additional fiduciary duty of the Company or the Board of Directors.

Shareholders are encouraged to read the section of this proxy statement titled “Election of Directors - Executive Compensation Tables,” including the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosure.

Vote Required and Recommendation of the Board of Directors.  The affirmative vote of a majority of the votes cast at the meeting on the proposal is required for the approval of this resolution.  It is expected that all of the shares of the common stock entitled to vote on the proposal over which directors of the Company exercise voting power will be voted for the proposal.  We believe are compensation policies are strongly aligned with the long-term interests of the Company and its shareholders.  As such, the Board of Directors recommends that shareholders vote FOR approval of this non-binding advisory resolution.

FORM 10-K ANNUAL REPORT

The Company will provide, without charge, to any shareholder of record entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a copy of its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission, upon the written request of such shareholder. Requests should be directed to Jane E. Cornett, Corporate Secretary, at the Company’s executive offices, 7815 Woodmont Avenue, Bethesda, Maryland 20814.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms which it has received and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except that a Form 5 reporting three transactions for Mr. Paul; three Forms 4, reporting an aggregate of six transactions for Mr. Pozez; two Forms 4, each reporting one transaction for Mr. Rogers; one Form 4 reporting one transaction for each of Mr. Alperstein, Mr. Dworken, Mr. Goodman, Mr. Paul, Mr. Pincus, Mr. Weinstein, Mr. Bensignor, Mr. Flynn, Mr. Langmead, Mr. Marquez, Mr. Murphy, Ms. Riel and Ms. Williams, and a Form 3 for Mr. Marquez, were not filed in a timely manner.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting.  If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not being used if the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written request to: Jane E. Cornett, Corporate Secretary, at the Company’s executive offices, 7815 Woodmont Avenue, Bethesda, Maryland 20814, or by calling (301) 986-1800.  Additionally, any shareholders who are presently sharing an address and receiving multiple copies of shareholder mailings and who would prefer to receive a single copy of such materials may instruct the Company accordingly by directing that request to the Company in the manner provided above.

SHAREHOLDER PROPOSALS

All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 4, 2013. Shareholder proposals for nominations for election as director must be received by the Company no later than January 3, 2014. In order to be eligible for consideration at the next annual meeting of shareholders, the Company must receive notice of shareholder proposals for business other than the election of directors to be conducted at the annual meeting which are not proposed to be included in the Company’s proxy materials not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed.

By Order of the Board of Directors

Jane E. Cornett, Corporate Secretary

April 3, 2013

PROXY

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby makes, constitutes and appoints Leland M. Weinstein and Bruce H. Lee and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of Eagle Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on May 16, 2013 at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland 20814 at 10:00 A.M. Eastern Daylight Time and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all of the nominees set forth on the reverse side, FOR the proposal to ratify the appointment of the independent registered public accounting firm, and FOR the resolution approving the Company’s named executive officer compensation. In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Shareholders to be held May 16, 2013.

The Proxy Statement, our Annual Report on Form 10-K for the year ended

December 31, 2012 and our Report to Shareholders are available at

http://viewproxy.com/eaglebankcorp/2013/

Please mark your votes like this ☒

The Board of Directors recommends a vote FOR the listed nominees, FOR Proposals 2 and 3.

1. Election of Directors

01 - Leslie M. Alperstein				FOR	☐	WITHHOLD	☐

02 - Robert P. Pincus				FOR	☐	WITHHOLD	☐

03 - Donald R. Rogers				FOR	☐	WITHHOLD	☐

04 - Leland M. Weinstein				FOR	☐	WITHHOLD	☐

2. Proposal to ratify the appointment of Stegman & Company as the Company’s independent registered public accounting firm

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. Non-binding advisory resolution approving the compensation of our executive officers

☐	FOR	☐	AGAINST	☐	ABSTAIN

I plan on attending the meeting ☐

Important: Please date and sign your name as addressed, and return this proxy in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Date:
(mm/dd/yyyy)

Signature

Signature (if held jointly)

☐ Change of Address — Please print new address above

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 15, 2013.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.cesvote.com	Call 1 (888) 693-8683
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.